Exhibit 10.7

PURCHASE AGREEMENT
BY AND AMONG
AIM OXFORD HOLDINGS, LLC,
C&T COAL, INC.,
JEFFREY M. GUTMAN,
DANIEL M. MAHER,
AND
THE WARRANTHOLDERS EXECUTING THIS AGREEMENT
AS SELLERS
AND
WESTMORELAND COAL COMPANY
AS BUYER

-i-

TABLE OF CONTENTS
(continued)

-ii-

TABLE OF CONTENTS
(continued)

-iii-

PURCHASE AGREEMENT
This PURCHASE AGREEMENT (this “Agreement”), dated effective as of October 16, 2014, is entered into by and among AIM OXFORD HOLDINGS, LLC, a Delaware limited liability company (“AIM”), C&T COAL, INC., an Ohio corporation (“C&T Coal” and, together with AIM, the “Sponsor Sellers”), JEFFREY M. GUTMAN, an individual person (“Gutman”), DANIEL M. MAHER, an individual person (“Maher” and, together with Gutman, the “Individual Sellers”), and the Warrantholders (as defined herein) executing this Agreement (the Warrantholders, collectively with the Individual Sellers, the “Non-Sponsor Sellers”) (the Sponsor Sellers and the Non-Sponsor Sellers, each a “Seller” and, collectively, the “Sellers”) and WESTMORELAND COAL COMPANY, a Delaware corporation (the “Buyer”).
WHEREAS, the Sponsor Sellers collectively own (i) an aggregate of 10,280,380 Subordinated Units (as defined herein) of Oxford Resource Partners, LP, a Delaware limited partnership (such entity, the “Partnership” and such Subordinated Units, the “Seller Subordinated Units”), and (ii) an aggregate of 1,329.08756 Class A Units (the “Class A Oxford GP Units”) of Oxford Resources GP, LLC, a Delaware limited liability company (such entity, “Oxford GP”), in each case, held by the Sponsor Sellers as set forth on Schedule 2.01; and
WHEREAS, the Individual Sellers collectively own an aggregate of 9.424849 Class B Units (the “Class B Oxford GP Units”) of Oxford GP (such Class B Oxford GP Units, together with the Class A Oxford GP Units, collectively the “Seller Oxford GP Units”), in each case, held by the Individual Sellers as set forth on Schedule 2.01; and
WHEREAS, certain of the Warrantholders collectively own Subordinated Unit Warrants exercisable into an aggregate of 1,814,185 Subordinated Units of the Partnership at a price of $0.01 per unit (the “Subordinated Unit Warrants”), in each case, held by such Warrantholders as set forth on Schedule 2.01; and
WHEREAS, certain of the Warrantholders collectively own warrants exercisable into 236.208072 Class B Oxford GP Units (the “Oxford GP Unit Warrants”), in each case, held by such Warrantholders as set forth on Schedule 2.01; and
WHEREAS, the Seller Subordinated Units, the Seller Oxford GP Units, the Subordinated Unit Warrants and the Oxford GP Unit Warrants are collectively referred to herein as the “Subject Interests”; and
WHEREAS, the Buyer desires to purchase the Subject Interests from the Sellers and the Sellers desire to sell the Subject Interests to the Buyer, in each case, upon the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, concurrently with the execution of this Agreement, the Partnership is (i) entering into a Contribution Agreement (the “Contribution Agreement”) with the Buyer (the “Contributing Party”) pursuant to which the Contributing Party, through a wholly owned subsidiary, would, upon approval by the requisite partners of the Partnership, contribute, and the Partnership would acquire, all of the assets provided for therein and the Partnership would issue in the Equity Issuance (as defined herein) additional Common Units (as defined herein) to the

Contributing Party, (ii) upon approval by the requisite partners of the Partnership, adopting the Contribution Partnership Agreement Amendment, and (iii) through Westmoreland Kemmerer Fee Coal Holdings, LLC, a Delaware limited liability company, entering into the Coal Mining Lease (as defined in the Contribution Agreement) (such transactions, collectively the “MLP Transactions”); and
WHEREAS, pursuant to the Contribution Partnership Agreement Amendment, the Partnership would issue a dividend of additional Common Units (as defined herein) to the holders of Common Units other than any Entity Seller and the Contributing Party (the “Common Unit Dividend”);
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Sellers hereby agree as set forth below.
ARTICLE I
DEFINITIONS
1.01    Definitions. Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement have the meanings set forth in Section 1.01 of Exhibit A.
1.02    Rules of Interpretation. Unless expressly provided to the contrary in this Agreement, this Agreement shall be interpreted in accordance with the provisions set forth in Section 1.02 of Exhibit A.
ARTICLE II
SALE AND PURCHASE
2.01    Sale and Purchase.
(a)    Subject to the terms and conditions of this Agreement, at the Closing, the Sellers hereby agree to sell to the Buyer, and the Buyer hereby agrees to purchase from the Sellers, the Subject Interests, and in consideration therefor, the Buyer agrees to pay to the Sellers (i) an aggregate of $30,000,000.00 subject to adjustment as set forth in Section 2.02 (such amount, the “Closing Purchase Price”) plus (ii) an aggregate of $3,500,000.00 (such amount, the “Additional Purchase Price” and, collectively with the Closing Purchase Price, the “Purchase Price”) in the event of a Qualifying Coal Acquisition (as defined herein).
(b)    On the Closing Date, the Buyer shall pay the Closing Purchase Price to each of the Oxford GP Transaction Service Providers (as defined herein) and each of the Sellers in the amounts set forth in written instructions provided to the Buyer by AIM as representative for the Sellers, which amounts shall be established by AIM by allocating to the Oxford GP Transaction Service Providers the amounts, if any, owed to them with the remainder of the Closing Purchase Price being allocated to each of the Sellers based on the “Total Purchase Price Percentage” for each of the Sellers set forth in Schedule 2.01. Within five days of the date of the occurrence of a Qualifying Coal Acquisition, or if a Qualifying Coal Acquisition occurs before the Closing Date then on the Closing Date, the Buyer shall pay the Additional Purchase Price, if any, to each of the Oxford GP Transaction Service Providers and each of the Sellers in the amounts set forth in written instructions provided to the Buyer by AIM as representative for the Sellers, which amounts shall be established by AIM by allocating to the Oxford GP Transaction Service Providers the amounts, if any, owed to them with the remainder of the Closing Purchase Price being allocated to each of the Sellers based on the “Total Purchase Price Percentage” for each of the Sellers set forth in Schedule 2.01.
(c)    Each Party hereby agrees that Schedule 2.01 shall be deemed to be the allocation of the Purchase Price for applicable Tax purposes and each Party shall prepare and file all applicable Tax Returns in a manner consistent with such allocation and this Section 2.01(c). Each Party will endeavor in good faith to agree to any additional detailed allocation for Tax purposes as may be necessary.
2.02    Closing Purchase Price Adjustments. The Closing Purchase Price shall be reduced by the amount, if any, of any Oxford GP Unit Distributions and any Subordinated Unit Distributions. “Oxford GP Unit Distributions” means the amount of any distributions made or declared by Oxford GP in respect of the Oxford GP Units during the period commencing on the date hereof and ending on the Closing Date as to which the Sellers are the record holders of the Seller Oxford GP Units on and with respect to the record date for such distributions. “Subordinated Unit Distributions” means the amount of any distributions made or declared by the Partnership in respect of the Seller Subordinated Units during the period commencing on the date hereof and ending on the Closing Date as to which the Sellers are the record holders of the Seller Subordinated Units on and with respect to the record date for such distributions.
2.03    Closing. The closing of the transactions referred to in Section 2.01(a) (the “Closing”) shall take place at the offices of Holland & Hart LLP, Denver, CO 80202, concurrently with the “Closing” under the Contribution Agreement, subject to the prior or concurrent satisfaction or valid waiver of all of the closing conditions set forth in Section 7.01, Section 7.02 and Section 7.03, or at such other place and on such other date or time as the Parties may mutually agree (the date and time on which the Closing takes place, the “Closing Date”).
2.04    Alternative Sale of Warrantholder Blockers. The Buyer acknowledges that it has been informed that Oxford Resource Holdings, LLC (“Oxford Holdings I”) and Oxford Resource Holdings II, LLC (“Oxford Holdings II,” and together with Oxford Holdings I, the “Tennenbaum Blockers”), holders of certain Oxford GP Unit Warrants and, in the case of Oxford Holdings II, Subordinated Unit Warrants as set forth on Schedule 2.01, are beneficially owned by funds managed by Tennenbaum Capital Partners, LLC (the “Tennenbaum Blocker Owners”). The Buyer hereby agrees that if, at any time between execution of this Agreement and not less than thirty (30) days prior to the Closing, either or both of the Tennenbaum Blockers make(s) a written request to the Buyer to amend this Agreement (the “Requesting Blockers”) to provide for the sale of 100% of the fully-diluted membership interests of the Requesting Blockers in lieu of the Oxford GP Unit Warrants and Subordinated Unit Warrants (if any) held by them, the Buyer will negotiate in good faith with the Requesting Blockers and their Tennenbaum Blocker Owners an amendment which shall be agreed to by all of the Parties providing for such revised sale structure for the Requesting Blockers and their Tennenbaum Blocker Owners (subject to, among other things, the Representations, Warranties and Indemnifications Requirements); provided that (a) neither the Buyer nor any such other Party shall have any obligation whatsoever to enter into an amendment that adversely affects it in any way (to be determined in each Party’s reasonable discretion), (b) the negotiations on the amendment shall not delay the Closing and (c) the Tennenbaum Blocker Owner of the Requesting Blocker shall pay all costs (including reasonable legal fees) associated with such amendment and any disclosure thereof. The Buyer (v) acknowledges that Oxford Holdings II has represented to the Buyer that it currently holds Common Unit Warrants as well as the Oxford GP Unit Warrants and Subordinated Unit Warrants held by it and (w) agrees that any such amendment will provide that Oxford Holdings II (if a Requesting Blocker) may distribute the Common Unit Warrants held by it to its Tennenbaum Blocker Owner or any of its Affiliates prior to the Closing so that such Common Unit Warrants will not be held by it when it is sold to the Buyer as contemplated in this Section 2.04 (it being understood and agreed that there shall be no adjustment to the Purchase Price or the amount owing to Oxford Holdings II or its Tennenbaum Blocker Owner in the event that any such distribution is not made). For purposes of this Section 2.04, the “Representations, Warranties and Indemnifications Requirements,” with respect to the revised sale structure for the Requesting Blockers, are as follows: (x) both the Requesting Blockers and their Tennenbaum Blocker Owners will make the Fundamental Representations mutatis mutandis, (y) both the Requesting Blockers and their Tennenbaum Blocker Owners will make appropriate representations and warranties to the effect that the Requesting Blockers have been operated from their formation as single purpose entities holding only Oxford GP Unit Warrants (and Subordinated Unit Warrants and/or Common Unit Warrants where applicable) and (z) in addition to the existing indemnities under this Agreement, the Tennenbaum Blocker Owners of the Requesting Blockers will make indemnities for the benefit of the Buyer to hold it harmless from any liabilities that the Buyer may incur (without any deductible or limit on liability) as a result of the acquisition of the Requesting Blockers in lieu of Oxford GP Unit Warrants and Subordinated Unit Warrants (if any) held by them as currently contemplated in this Section 2.04.
ARTICLE III
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO EACH SELLER
Each Seller severally, and not jointly, represents and warrants to the Buyer with respect to itself as of the date hereof and as of the Closing Date (except for such representations and warranties expressly made as of a specified date) as follows:
3.01    Existence. Such Seller, if such Seller is an entity, (a) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (b) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its properties and carry on its business as now being conducted, except where the failure to have such licenses, authorizations, consents and approvals would not have a Seller Material Adverse Effect.
3.02    Validity of Agreement; Authorization. Such Seller has the requisite power and authority to enter into the Transaction Documents to which it is or will be a party, and to carry out its obligations thereunder. If such Seller is an entity, the execution and delivery by such Seller of the Transaction Documents and the performance of such Seller’s obligations thereunder have been duly authorized by the board of managers, board of directors, managing member or similar governing body of such Seller or its general partner and no other proceedings on the part of such Seller or its general partner are necessary to authorize such execution, delivery and performance. Each of the Transaction Documents to which such Seller is or will be a party has been (in the case of this Agreement and the Transaction Documents executed on the date hereof), or will be at the Closing (in the case of any other Transaction Documents), duly executed and delivered by such Seller and constitutes, or will constitute at the Closing, as applicable, such Seller’s valid and binding obligation, enforceable against such Seller in accordance with its terms (except as its enforceability may be limited by the Remedies Exception).
3.03    Consents and Approvals. No consent, approval, permit, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required on the part of such Seller for such Seller to execute and deliver the Transaction Documents to which it is or will be a party, or to perform its respective obligations thereunder other than any consent, approval, permit, waiver or authorization that (a) would not have a Seller Material Adverse Effect or Partnership Material Adverse Effect or (b) is required pursuant to the Current Oxford GP LLC Agreement, the Current Partnership Agreement, the Investor Rights Agreements, the Subordinated Unit Warrants and the Oxford GP Unit Warrants.
3.04    No Violation. The execution, delivery and performance by such Seller of the Transaction Documents to which it is or will be a party, and compliance by such Seller with the terms and provisions thereof, do not and will not (a) violate any provision of any Law applicable to such Seller or Oxford GP or any of their respective properties, (b) result in any breach or violation of any provision of the Organizational Documents of (i) if such Seller is an entity, such Seller, or (ii) Oxford GP, (c) except as set forth in Schedule 3.04, result in any material violation or breach of or constitute (with or without due notice or lapse of time or both) a material default under any Contract to which such Seller or Oxford GP is a party or by which such Seller, Oxford GP, or any of their respective properties may be bound or receives any material right or benefit or (d) except as expressly provided in the Transaction Documents, result in the loss by such Seller or Oxford GP of, or confer, grant, accelerate, give rise to or vest, for the benefit of any Person other than such Seller, Oxford GP or any Affiliate thereof, any right, remedy or benefit, including any right of offer, refusal, termination, cancellation or acceleration, under any Contract to which such Seller or Oxford GP is a party or by which such Seller, Oxford GP, or any of their respective properties may be bound or receives any material right or benefit, except, with respect to each of clauses (c) and (d), such violations, conflicts, breaches or defaults as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, and provided that the representations and warranties in this Section 3.04 with respect to Persons other than such Seller shall not apply to such Seller if such Seller is a Non-Sponsor Seller.
3.05    Ownership, Due Authorization and Transfer of Subject Interests.
(a)    Such Seller is the record and beneficial owner of the Subject Interests set forth opposite its name on Schedule 2.01, free and clear of any and all Encumbrances (other than Encumbrances existing under the Current Oxford GP LLC Agreement (as defined herein) or the Investor Rights Agreements or those arising under applicable securities Laws). Such Seller has the power, authority and legal capacity to sell, transfer, assign and deliver the Subject Interests held by it as provided in this Agreement. Upon delivery of the Closing Purchase Price in exchange for the Subject Interests, such Seller will convey to the Buyer on the Closing Date good and marketable title to the Subject Interests held by it, free and clear of any and all

Encumbrances (other than applicable Encumbrances existing under the Partnership Agreement, the Current Oxford GP LLC Agreement and those arising under applicable securities Laws).
(b)    Except as set forth in the Current Oxford GP LLC Agreement and the Investor Rights Agreements, there are no outstanding options, warrants, rights of first refusal or similar rights to purchase or acquire from such Seller any of the Subject Interests held by such Seller.
(c)    Neither the execution of this Agreement nor the sale of the Subject Interests as contemplated by this Agreement gives rise to any rights of first refusal, rights of first offer or similar rights under any agreement to which such Seller is a party that would entitle any Person to purchase or otherwise acquire any of the Subject Interests held by such Seller or require that an offer to purchase or acquire any of the Subject Interests held by such Seller be made to any Person.
3.06    Litigation. As of the date hereof, there are no Proceedings pending or, to the Knowledge of such Seller, threatened, against such Seller or to which such Seller is otherwise a party or, to the Knowledge of such Seller, a threatened party, challenging the transactions contemplated by the Transaction Documents or otherwise relating to such transactions, such Seller’s ownership of the Subject Interests or the Transaction Documents.
3.07    Financial Advisors. Except as set forth on Schedule 3.07, such Seller has not incurred any Liability for fees of any broker, finder or financial advisor in respect of the transactions contemplated by this Agreement for which the Buyer, Oxford GP or the Partnership may have any responsibility or Liability whatsoever.
3.08    Solvency. There are no bankruptcy, insolvency, reorganization, receivership or arrangement procedures pending with respect to, being contemplated by, or, to the Knowledge of such Seller, threatened against such Seller, and both before and after consummation of the respective transactions contemplated by the Transaction Documents, such Seller (a) will be able to pay its debts, including its stated and contingent liabilities, as they mature, (b) will not have unreasonably small capital for the business in which it is or will be engaged and (c) will be solvent.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SPONSOR SELLERS WITH RESPECT
TO OXFORD GP AND PARTNERSHIP
Except as disclosed in any Partnership SEC Documents filed with or furnished to the Commission after January 1, 2014 and prior to the date of this Agreement (excluding any disclosures included in any “risk factor” section of such Partnership SEC Documents or any other disclosures in such Partnership SEC Documents to the extent they are predictive or forward looking and general in nature), each of the Sponsor Sellers, severally and not jointly, represents and warrants to the Buyer as of the date hereof and as of the Closing Date (except for such representations and warranties expressly made as of a specified date) as follows:
4.01    Formation; Due Qualification and Authority. Oxford GP is a limited liability company and the Partnership is a limited partnership, and each of them (a) is duly formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation, as the case may be, and (b) is duly authorized, qualified or licensed to do business and is in good standing in each jurisdiction in which such entity currently conducts businesses or owns, operates, leases, licenses, uses or operates any properties or assets, except, in the case of clause (b), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Partnership Material Adverse Effect, as applicable. The Sponsor Sellers, Oxford GP or the Partnership have delivered to the Buyer true, correct and complete copies of the Organizational Documents of each of Oxford GP and the Partnership, in each case as currently in effect. All such Organizational Documents are in full force and effect, and none of Oxford GP or the Partnership is in violation of any provision of any of its respective Organizational Documents.
4.02    Power and Authority to Act. Oxford GP has full power and authority to act as the general partner of the Partnership.
4.03    Capitalization.
(a)    As of the date of this Agreement, the issued and outstanding partnership interests of the Partnership consist of (i) 423,493.673469 general partner units representing a 1.98% general partner interest in the Partnership (the “GP Interest”), (ii) 10,774,814 Common Units, (iii) 10,280,380 Subordinated Units, and (iv) the Incentive Distribution Rights (as defined herein), and there are issued and outstanding (v) Common Unit Warrants to purchase 1,955,666 Common Units at an exercise price of $0.01 per unit (the “Common Unit Warrants”) and (vi) Subordinated Unit Warrants to purchase an aggregate of 1,814,185 Subordinated Units at an exercise price of $0.01 per unit.
(b)    As of the date of this Agreement, the issued and outstanding membership interests of Oxford GP consist of (i) 1,329.08756 Class A Oxford GP Units and (ii) 9.424849 Class B Oxford GP Units, and there are issued and outstanding warrants exercisable into 236.208072 Class B Oxford GP Units.
(c)    Oxford GP is the sole general partner of the Partnership and owns all of the GP Interest and all of the Incentive Distribution Rights. The GP Interest and the Incentive Distribution Rights have been duly authorized and validly issued in accordance with the Partnership Agreement and, in the case of the Incentive Distribution Rights, have been fully paid (to the extent required under the Partnership Agreement) and are nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA), and Oxford GP owns the GP Interest and the Incentive Distribution Rights free and clear of all Encumbrances other than restrictions imposed thereon by applicable securities Laws or by the Partnership Agreement or the Investor Rights Agreements.
(d)    Except for the Oxford GP Unit Warrants, prior to the Closing, the Sponsor Sellers and the Individual Sellers collectively own, and the Seller Oxford GP Units constitute, all of the issued and outstanding limited liability company interests in Oxford GP. All of such interests have been duly authorized and validly issued in accordance with the Current Oxford GP LLC Agreement and are fully paid (to the extent required under the Current Oxford GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the DLLCA).

(e)    The Oxford GP Unit Warrants have been duly authorized and validly issued in accordance with the Current Oxford GP LLC Agreement.
(f)    The Seller Subordinated Units have been duly authorized and validly issued in accordance with the Current Partnership Agreement (as defined herein) and are fully paid (to the extent required under the Current Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA).
(g)    Except as set forth on Schedule 4.03(g), in the Current Oxford GP LLC Agreement, the Current Partnership Agreement and the Investor Rights Agreements, and except with respect to the Oxford GP Unit Warrants, (i) there are no preemptive rights, options rights, warrants, appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights or commitments or other rights or Contracts relating to or entitling any Person to purchase or otherwise acquire any equity interests of Oxford GP or requiring Oxford GP to issue, transfer, convey, assign, redeem, exchange or otherwise acquire or sell any equity interests, (ii) no equity interests of Oxford GP are reserved for issuance, other than the equity interests to be issued as contemplated by the Contribution Agreement, and (iii) assuming the accuracy of the representations of the Buyer set forth in Section 5.05, the delivery or sale of the Subject Interests as contemplated by this Agreement is exempt from registration requirements of the Securities Act.
(h)    The Seller Subordinated Units and the Seller Oxford GP Units have, as of the date hereof, those rights, preferences, privileges and restrictions governing the Seller Subordinated Units and the Seller Oxford GP Units as are reflected in the Current Partnership Agreement and the Third Amended and Restated Limited Liability Company Agreement of Oxford GP dated January 1, 2012 as amended by the First Amendment to the Third Amended and Restated Limited Liability Company Agreement of Oxford GP effective June 24, 2013 (the “Current Oxford GP LLC Agreement”), respectively.
(i)    None of the Subject Interests have been offered, issued, sold or transferred in violation of any Law or preemptive or similar rights. Other than under the Investor Rights Agreements and the Current Partnership Agreement, neither Oxford GP nor the Partnership is under any obligation, contingent or otherwise, by reason of any Contract, to register the offer and sale or resale of any of the Subject Interests under the Securities Act (as defined herein).
4.04    Enforceability of Operative Agreements.
(a)    The Current Partnership Agreement has been duly authorized, executed and delivered by Oxford GP and is a valid and legally binding agreement of Oxford GP, enforceable against Oxford GP in accordance with its terms (except as its enforceability may be limited by the Remedies Exception).
(b)    The Current Oxford GP LLC Agreement has been duly authorized, executed and delivered by the Sellers and is a valid and legally binding agreement of each of the Sellers,

enforceable against each of the Sellers in accordance with its terms (except as its enforceability may be limited by the Remedies Exception).
4.05    Partnership Financial Statements; SEC Reports; Disclosure Controls; Sarbanes-Oxley Act of 2002.
(a)    The Partnership SEC Documents (as defined herein) set forth true and complete copies of the following financial statements (collectively, the “Partnership Financial Statements”): (i) the audited consolidated balance sheet of the Partnership (with related statements of income, changes in equity and cash flows) as of December 31, 2013 and December 31, 2012, and for the years ended December 31, 2013, December 31, 2012 and December 31, 2011 (the “Audited Partnership Financial Statements”); and (ii) the unaudited balance sheets of the Partnership as of June 30, 2014 and June 30, 2013 (with related statements of income, changes in equity, and cash flows for the respective six-month periods then ended) (the “Unaudited Partnership Financial Statements”). The balance sheet of the Partnership as of June 30, 2014 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”
(b)    The Partnership Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be expressly indicated in the notes thereto, except to the extent permitted by applicable SEC regulations and except that the Unaudited Partnership Financial Statements do not contain all footnotes required under GAAP and are subject to customary quarter or year-end adjustments that are not individually or in the aggregate material). The Audited Partnership Financial Statements are based on the books and records of the Partnership, and fairly present, in all material respects, the consolidated assets and liabilities and results of operations of the Partnership as of the respective dates thereof and for the respective periods covered thereby. The Unaudited Partnership Financial Statements fairly present, in all material respects, the consolidated assets and liabilities and results of operations of the Partnership as of and for the periods ended June 30, 2014 and June 30, 2013.
(c)    Since January 1, 2013, the Partnership has filed with or furnished to the Commission (as defined herein) on a timely basis all Partnership SEC Documents required to be filed by it under the Exchange Act or Securities Act. As of the time it was filed with or furnished to the Commission (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing and, in the case of registration statements, solely on the dates of effectiveness): (i) each of the Partnership SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as defined herein), as the case may be; and (ii) none of the Partnership SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved material comments received from the Commission with respect to any of the Partnership SEC Documents.
(d)    To the Knowledge of the Sponsor Sellers, (i) the Partnership has established and maintains disclosure controls and procedures (to the extent required by and as such term is defined in Rule 13a-15 of the Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Partnership in the reports it files or will file or submit under the Exchange Act, as applicable, is accumulated and communicated to management of Oxford GP and the Partnership, including their respective principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made, and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established to the extent required by Rule 13a-15 of the Exchange Act.
(e)    To the Knowledge of the Sponsor Sellers, the Partnership and the directors and officers of Oxford GP, in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated thereunder and the rules of the New York Stock Exchange that are effective and applicable to the Partnership.
4.06    [Intentionally Omitted.]
4.07    Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, except with the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), there has not been, with respect to Oxford GP, the Partnership, or their respective Subsidiaries, any:
(a)    event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect;
(b)    amendment of the Organizational Documents of Oxford GP or the Partnership (other than as contemplated by the MLP Transactions or in connection with a Qualifying Acquisition);
(c)    split, combination or reclassification of any equity interest in Oxford GP or the Partnership (other than any NYSE Compliance Reverse Unit Split and other than as contemplated by the MLP Transactions);
(d)    issuance, sale or other disposition of, or creation of any Encumbrance on, any membership interests in Oxford GP, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests in Oxford GP;
(e)    declaration or payment of any distributions on or in respect of any Partnership Interest (as defined in the Partnership Agreement) or membership interests of Oxford GP or redemption, purchase or acquisition of any Partnership Interest (as defined in the Partnership Agreement) or membership interests of Oxford GP;
(f)    declaration or payment of any distributions on or in respect of any partnership or membership interests or redemption, purchase or acquisition of any of the outstanding partnership or membership interests;

(g)    material change in any method of accounting or accounting practice, except as required by GAAP or as disclosed in the notes to the financial statements described in Section 4.05(a);
(h)    other than in the Ordinary Course of Business, and excluding the Transaction Documents and documents in connection with a Qualifying Acquisition, entry into any Contract by Oxford GP that would constitute a Material Contract;
(i)    other than in the Ordinary Course of Business, incurrence, assumption or guarantee of any indebtedness for borrowed money except (i) unsecured current obligations and liabilities incurred in the Ordinary Course of Business or (ii) in amounts not exceeding $100,000 in the aggregate;
(j)    other than in the Ordinary Course of Business, and excluding any of the same in connection with a Qualifying Acquisition, transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;
(k)    other than in the Ordinary Course of Business, and other than as contemplated in the Transaction Documents, and excluding any of the same in connection with a Qualifying Acquisition, acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which Oxford GP is a party or by which it is bound;
(l)    other than in the Ordinary Course of Business, imposition of any Encumbrance upon any of the Partnership’s properties or assets, tangible or intangible;
(m)    grant of any bonuses, whether monetary or otherwise, or increase in wages, salary, severance, pension or other compensation or benefits, other than as provided for in any written agreements, as required by Law or as set forth on Schedule 4.07(m), (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $50,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant (excluding any of the same that may occur by reason of the transactions reflected in the Transaction Documents);
(n)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(o)    adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, manager, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;
(p)    action by the Partnership to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of terminating the Partnership’s election to be taxed as a partnership or increasing the Tax liability or reducing any Tax asset of the Buyer in respect of any post-Closing tax period; or
(q)    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
4.08    Assets and Liabilities of Oxford GP and Partnership.
(a)    Other than its interest in the Partnership and its Subsidiaries, Oxford GP does not own, directly or indirectly, any equity or similar interest or long-term debt securities of any Person; and other than the GP Interest and the Incentive Distribution Rights, Oxford GP does not directly own any material assets. Other than its obligations under and/or in connection with its Organizational Documents, the Investor Rights Agreements as applicable and/or the Services Agreement, Oxford GP does not have any material obligations.
(b)    Except as disclosed in the Partnership Financial Statements and in the financial statements (or notes thereto) included in subsequent Partnership SEC Documents filed by the Partnership prior to the date of this Agreement, the Partnership did not have at the Balance Sheet Date and has not incurred since that date any liabilities of the nature required to be disclosed in a balance sheet in accordance with GAAP (whether absolute, accrued, contingent or otherwise), except liabilities, obligations or contingencies that (i) are reflected, accrued or reserved against in the Partnership Financial Statements, as applicable, or reflected in the notes thereto, (ii) were incurred since the Balance Sheet Date and prior to the date of this Agreement in the Ordinary Course of Business, and which would not, individually or in the aggregate, result in a Partnership Material Adverse Effect, (iii) were incurred in connection with a Qualifying Acquisition, (iv) were incurred in accordance with this Agreement, or (v) that have been discharged or paid in full prior to the date of this Agreement.
4.09    Material Contracts. Set forth on Schedule 4.09 is a list of each of the Material Contracts. Each Material Contract is valid and binding on Oxford GP in accordance with its terms and is in full force and effect. None of Oxford GP or, to the Knowledge of the Sponsor Sellers, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. To the Knowledge of the Sponsor Sellers, no event or circumstance has occurred that, with notice or lapse of time or both, (a) would constitute an event of default under any Material Contract or result in a termination thereof or (b) would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder, the effect of which, as to either clause (a) or (b), would be material to the Partnership. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Buyer.
4.10    No Violation. To the Knowledge of the Sponsor Sellers, the execution, delivery and performance by each Sponsor Seller of the Transaction Documents to which it is or will be a party, and compliance by such Sponsor Sellers with the terms and provisions thereof, do not and will not (a) violate any provision of any Law applicable to the Partnership, any of the Subsidiaries of the Partnership or any of their respective properties, (b) result in any breach or violation of any provision of the Organizational Documents of the Partnership and each of the Subsidiaries of the Partnership, (c) result in any violation or breach of or constitute (with or without due notice or lapse of time or both) a default under any Material Contract or (d) except as expressly provided in the Transaction Documents, result in the loss by the Partnership of, or confer, grant, accelerate, give rise to or vest, for the benefit of any Person, any right, remedy or benefit, including any right of offer, refusal, termination, cancellation or acceleration, under any Material Contract, except, with respect to each of clauses (c) and (d), such violations, conflicts, breaches or defaults as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
4.11    Taxes.
(a)    The Sponsor Sellers have delivered or made available to the Buyer complete and accurate copies of all material Tax Returns of Oxford GP for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all material examination reports and statements of deficiencies assessed against or agreed to by Oxford GP within the past three (3) years. All material Tax Returns required to be filed on or before the Closing by Oxford GP have been, or will be (prior to the time when a Tax Authority could assess interest or penalties and, in any event, prior to the Closing Date), timely and properly filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All material Taxes due and owing by Oxford GP (whether or not shown on any Tax Return) have been, or will be (prior to the time when a Tax Authority could assess interest or penalties and, in any event, prior to the Closing Date), timely paid.
(b)    Oxford GP has duly withheld and paid all Taxes that it is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party of Oxford GP and all forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.
(c)    No claim has been made by any Tax Authority in any jurisdiction where Oxford GP does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. No member, director or officer of Oxford GP expects any Tax Authority to assess additional Taxes for any period for which Tax Returns have been filed. The Sponsor Sellers have delivered to the Buyer true, correct and complete copies of all examination and audit reports, IRS Forms 3115, proposed and final assessments and statements of deficiencies assessed against or agreed to by Oxford GP. No Tax Returns of Oxford GP have been under audit or have been audited by the IRS or other applicable Tax authorities. No powers of attorney have been granted by Oxford GP and filed with any Tax Authority with respect to any Tax matter. Oxford GP has not received from the IRS or any other applicable Tax Authorities any notice of underpayment or assessment of Taxes or other deficiency that has not been paid or any objection to any Tax Return filed by Oxford GP whether in writing or verbally, formally or informally. There have not been any outstanding waivers extending the statutory period of limitations applicable to any Tax Return or extending the time with respect to a Tax assessment or deficiency. There has not been any dispute or claim or an intent to open an audit, request information, or conduct other review concerning any Tax of Oxford GP, including Taxes of those jurisdictions where Oxford GP has not filed Tax Returns, either (i) claimed or raised by any Tax Authority in writing or (ii) as to which Oxford GP or the Sponsor Sellers has knowledge based upon personal contact with any agent of such Tax Authority.
(d)    There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of Oxford GP.
(e)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Taxing Authority with respect to Oxford GP or the Partnership. Oxford GP has not has “participated” in any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulation Section 1.6011-4(b).
(f)    Oxford GP has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Oxford GP has no Liability for Taxes of any Person (other than Oxford GP) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.
4.12    Orders. There are no outstanding Orders and no unsatisfied judgments, penalties or awards against or affecting Oxford GP or the Partnership or any of their respective properties or assets (excluding any of the same with respect to the EPA Matter) other than such Orders, judgments, penalties or awards that would not, individually or in the aggregate, be material in amount.
4.13    Books and Records. The minute books of Oxford GP have been made available to the Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of Oxford GP contain accurate and complete (in all material respects) records of all meetings, and actions taken by written consent of, the members and the board of directors, and no meeting, or action taken by written consent, of any such members or directors has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Oxford GP.
4.14    Employee Benefit Matters.
(a)    Schedule 4.14(a) contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Oxford GP for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of Oxford GP or any spouse or dependent of such individual, or under which Oxford GP or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Schedule 4.14(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)    With respect to each Benefit Plan, the Sponsor Sellers have made available to the Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the current plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any current trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect; (iv) copies of current summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any current Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Forms 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports, as applicable, related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan with respect to the two most recently completed plan years.
(c)    Except as set forth on Schedule 4.14(c), each Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA) (each a “Multiemployer Plan”) has been established, administered and maintained substantially in accordance with its terms and in material compliance with all Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject any party to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. Except as set forth on Schedule 4.14(c), all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.
(d)    Neither Oxford GP nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code relating to the Benefit Plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.
(e)    With respect to each Benefit Plan, except as set forth on Schedule 4.14(e): (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Proceeding has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the assets of Oxford GP or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.
(f)    Except as set forth on Schedule 4.14(f), Oxford GP has no commitment or obligation and has not made any representations to any employee, officer, manager, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan in connection with the consummation of the transactions contemplated by this Agreement.
(g)    Other than as required under Section 601 et. seq. of ERISA or other Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and, except as set forth on Schedule 4.14(g), neither Oxford GP nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.
(h)    There is no pending or, to the Knowledge of the Sponsor Sellers, threatened Proceeding relating to a Benefit Plan (other than routine claims for benefits), and, except as set forth on Schedule 4.14(h), no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.
(i)    Except as set forth on Schedule 4.14(i), (i) there has been no amendment to, announcement by Oxford GP or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any manager, officer, employee, independent contractor or consultant, as applicable; and (ii) none of the Sponsor Sellers, Oxford GP or any of their Affiliates has any commitment or obligation or has made any representations to any manager, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan.
(j)    Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices and proposed and final regulations) thereunder. Oxford GP does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)    Each individual who is classified by Oxford GP as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.
(l)    Except as set forth on Schedule 4.14(l), neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, employee, independent contractor or consultant of Oxford GP to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount, of compensation due to any such individual; (iii) limit or restrict the right of Oxford GP to merge, amend or terminate any Benefit Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.
4.15    Employment Matters.
(a)    Schedule 4.15(a) contains a list of all persons who are employees, independent contractors or consultants of Oxford GP as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of any fringe benefits (other than any Benefit Plan) provided to each such individual as of the date hereof. As of the date hereof, except as set forth on Schedule 4.15(a), all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of Oxford GP for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Balance Sheet) and there are no outstanding agreements, understandings or commitments of Oxford GP with respect to any compensation, commissions or bonuses.
(b)    Oxford GP is not, and has not been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of Oxford GP, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Partnership, Oxford GP or any of its employees. Neither Oxford GP nor the Partnership has a duty to bargain with any Union.
(c)    Oxford GP is and has been in compliance in all material respects with all Laws pertaining to employment and employment practices to the extent they relate to employees of Oxford GP, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Oxford GP as independent contractors or consultants are properly treated as independent contractors under all Laws. All employees of Oxford GP classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. There are no Proceedings against Oxford GP pending, or to Knowledge of the Sponsor Sellers, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of Oxford GP, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under Laws.
(d)    Oxford GP, the Partnership, and their respective Subsidiaries have whenever applicable complied with the WARN Act and none of them has plans to undertake any action that would trigger the WARN Act except for consideration thereof in connection with a Qualifying Acquisition.
4.16    Financial Advisors. Except as set forth on Schedule 4.16, neither Oxford GP nor the Partnership has incurred any Liability for fees of any broker, finder or financial advisor in respect of the transactions contemplated by this Agreement for which the Buyer, Oxford GP or the Partnership may have any responsibility or Liability whatsoever.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represents and warrants to the Sellers as of the date hereof and as of the Closing Date (except for such representations and warranties expressly made as of a specified date) as follows:
5.01    Existence. The Buyer (a) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (b) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its properties and carry on its business as its business is now being conducted, except where the failure to have such licenses, authorizations, consents and approvals would not have a Buyer Material Adverse Effect.
5.02    Validity of Agreement; Authorization. The Buyer has the requisite power and authority to enter into the Transaction Documents to which it is or will be a party, and to carry out its obligations thereunder. The execution and delivery of the Transaction Documents and the performance of the Buyer’s obligations thereunder have been duly authorized by the board of directors or similar governing body of the Buyer, and no other proceedings on the part of the Buyer are necessary to authorize such execution, delivery and performance. Each of the Transaction Documents to which the Buyer is or will be a party has been (in the case of this Agreement and the Transaction Documents executed on the date hereof), or will be at the Closing (in the case of any other Transaction Documents), duly executed and delivered by the Buyer and constitutes, or will constitute when executed, as applicable, the Buyer’s valid and binding obligation, enforceable against the Buyer in accordance with its terms (except as its enforceability may be limited by the Remedies Exception).

5.03    Consents and Approvals. No consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required on the part of the Buyer for the Buyer to execute and deliver the Transaction Documents to which it is or will be a party, or to perform its obligations thereunder, other than any consent, approval, waiver or authorization that would not have a Buyer Material Adverse Effect.
5.04    No Breach. The execution, delivery and performance by the Buyer of the Transaction Documents to which it is or will be a party, and compliance by the Buyer with the terms and provisions thereof, do not (a) violate any provision of any Law applicable to the Buyer or its Affiliates or any of their respective properties, (b) result in any breach or violation of any provision of the Organizational Documents of the Buyer or any of its Affiliates or (c) result in any material violation or breach of or constitute (with or without due notice or lapse of time or both) a material default under any Contract to which the Buyer or any of its Affiliates is a party or by which the Buyer or any of its Affiliates or any of their respective properties may be bound or receives any material right or benefit, except, with respect to clause (c), such violations, breaches or defaults as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
5.05    Investment Intent. The Buyer (a) is an “accredited investor” as defined in Rule 501 of Regulation D of the Securities Act and (b) is acquiring the Subject Interests hereunder solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all Laws, including United States federal securities Laws. The Buyer agrees that the Subject Interests it is acquiring hereunder may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. The Buyer is able to bear the economic risk of holding the Subject Interests for an indefinite period, and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. Without limiting the effect of the representations and warranties any of the Sellers hereunder, the Buyer has had the opportunity to ask questions, receive answers and obtain such information as it considers to be relevant to its purchase of the Subject Interests hereunder.
5.06    Financial Advisors. The Buyer has not incurred any Liability for fees of any broker, finder or financial advisor in respect of the transactions contemplated by this Agreement for which the Sellers will have any responsibility or Liability whatsoever.
5.07    Litigation. As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Buyer, threatened against the Buyer or to which the Buyer is otherwise a party or, to the Knowledge of the Buyer, a threatened party, challenging the transactions contemplated by the Transaction Documents or otherwise relating to such transactions, the Subject Interests or the Transaction Documents.
5.08    Sufficiency of Funds. The Buyer has sufficient funds to enable it to make payment of the Purchase Price and to consummate the transactions contemplated by this Agreement.

ARTICLE VI
COVENANTS
6.01    Consummation of the Transaction. The Buyer and the Sponsor Sellers shall as promptly as is reasonably practicable, diligently and in good faith use all commercially reasonable efforts (a) to cause the closing conditions in this Agreement to be satisfied, (b) obtain all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary, proper or advisable to consummate the MLP Transactions, (c) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the MLP Transactions, (d) obtain all necessary consents, approvals or waivers from third parties, and (e) coordinate and cooperate with the other Party in providing such information and supplying such assistance as may be reasonably requested by such other Party in connection with the foregoing. Without limiting the generality of the foregoing, the Buyer and the Sponsor Sellers shall use commercially reasonable efforts promptly to obtain all authorizations, consents, Orders and approvals of, and to give all notices to and make all filings with, all Governmental Authorities and other Persons that may be or become necessary or advisable for its performance of its obligations under this Agreement and shall cooperate fully with each other Party in promptly seeking to obtain all such authorizations, consents, Orders and approvals, give such notices, and make such filings. Notwithstanding anything to the contrary contained in this Agreement, the Buyer shall use its commercially reasonable efforts in good faith to (x) cause the closing conditions set forth in Section 7.02(d) and 7.02(e) to be satisfied (provided that the Buyer shall not be required to pay any fee to extend any lender financing commitment beyond December 31, 2014 in connection therewith) and (y) provide the Sponsor Sellers with timely updates (and in any event, no less than weekly) with respect to its progress in satisfying such conditions. Notwithstanding anything to the contrary contained in this Agreement, including this Section 6.01 and Section 6.02, in no event shall any Party be required hereunder to, or to cause or use commercially reasonable or other efforts to cause any other Person to, waive or amend any rights under or provisions of this Agreement, the Contribution Agreement or any related Contracts; provided, however, that each Non-Sponsor Seller shall in good faith use all commercially reasonable efforts to cause the closing conditions in this Agreement to be satisfied to the extent that such conditions specifically involve or relate to the actions of such Non-Sponsor Seller. If the Buyer or the Sponsor Sellers or any of their respective Affiliates intends to participate in any meeting or discussion with any Governmental Authority with respect to such filings, it shall give the other Parties reasonable prior notice of, and an opportunity to participate in, such meeting or discussion.
6.02    Conduct Pending the Closing. Except as otherwise expressly contemplated by this Agreement, or with the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the Closing or termination of this Agreement as provided in Article X, the Sellers shall not, and the Sponsor Sellers shall use commercially reasonable efforts to cause Oxford GP and the Partnership (unless the board of directors of Oxford GP is advised by outside counsel that the failure to do so would be inconsistent with its duties under the Current Partnership Agreement, the Current Oxford GP LLC Agreement or Law) not to:

(a)    vote any of the Subject Interests in favor of: (i) any amendment to the Current Partnership Agreement, other than the Contribution Partnership Agreement Amendments; (ii) any amendment of the Current Oxford GP LLC Agreement; (iii) any Merger Agreement or Plan of Conversion (as such terms are defined in the Current Partnership Agreement); (iv) any election to dissolve the Partnership; (v) any election to remove Oxford GP as the general partner of the Partnership; or (vi) issuing any shares of capital stock, options, warrants, convertible securities or other rights of any kind to acquire any such shares or any other equity or ownership interest of Oxford GP;
(b)    transfer, sell, pledge, encumber, convert or dispose of the Subject Interests;
(c)    grant approval to any Person under clause (iii) of the definition of “Outstanding” in the Current Partnership Agreement;
(d)    take any action that would cause to occur any of the changes, events or conditions that would be a breach of Section 4.07;
(e)    consummate a Qualifying Coal Acquisition; or
(f)    agree to take any action prohibited by this Section 6.02.
6.03    Access to Information. At all times from the date hereof until the Closing Date, to the extent the Buyer does not have the following information or rights and to the extent any Seller has the ability, power and authority to give such information or grant such rights, the Sellers will use commercially reasonable efforts to (a) give the Buyer and its Representatives reasonable access to the offices, properties, books and records of Oxford GP and the Partnership and, to the extent reasonably related to the transactions contemplated by the Transaction Documents, the Sellers, in each case, during normal business hours, and (b) furnish or make available to the Buyer and its Representatives such financial and operating data and other information relating to Oxford GP and the Partnership as such Persons may reasonably request, subject to the Buyer’s and its Representatives’ compliance with Law and contractual restrictions governing the disclosure and use of such information. Notwithstanding the foregoing provisions of this Section 6.03, the Sellers shall not be required to grant access or furnish information to the Buyer or any of its Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege that would be violated or lost by such access or furnishing, or that such access or the furnishing of such information is prohibited by Law or an existing Contract; provided that the Sellers shall, at Buyer’s request and sole cost and expense, use commercially reasonable efforts to obtain any necessary consent or waiver in order to grant the Buyer access or furnish information subject to such privilege to the extent not with respect to a matter in which Buyer, on the one hand, or any Seller or either Oxford GP and the Partnership, on the other hand, or their respective Affiliates, have an actual or potential conflict of interest. To the extent practicable, the Sellers shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Any investigation pursuant to this Section 6.03 shall be conducted in such a manner as not to interfere with the conduct of the business of any Seller, their Affiliates or either of Oxford GP or the Partnership. Notwithstanding the foregoing, the Buyer shall not be entitled to perform any intrusive or subsurface investigation or other sampling of, on or under any of the properties of

Oxford GP or the Partnership. The Buyer agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.03 in violation of Section 6.06.
6.04    Cooperation.
(a)    From the date hereof until one year following the Closing Date, upon reasonable written notice, the Buyer and the Sponsor Sellers shall furnish or cause to be furnished to each other, during normal business hours, access to such information (including any financial statements, financial information or similar data, including commercially reasonable assistance with the production of pro forma financial statements and data) and commercially reasonable assistance relating to the transactions contemplated by the Transaction Documents as is reasonably necessary for financial reporting and accounting matters, including customary participation of management of the Partnership in due diligence sessions at mutually agreed times, any filings to be made with the U.S. Securities and Exchange Commission, inclusion of such financial and other information in any rating agency presentation, bank information memoranda or offering memoranda customary for private placements under Rule 144A, requesting the auditors of the Partnership to issue customary comfort letters with respect to such financial statements and information, the preparation and filing of any Tax Returns, reports or forms, or the defense of any Tax Claim.
(b)    The Sponsor Sellers shall provide or cause to be provided to the Buyer, timely updates (and in any event, no less than weekly) with respect to the status of any Qualifying Coal Acquisition and the negotiation thereof, and the Buyer shall cooperate and provide reasonable assistance in connection therewith. The Sponsor Sellers shall take, or cause Oxford GP to take, any action with respect to the Benefit Plans as may be reasonably requested by the Buyer.
(c)    Upon request by the Buyer before the Closing, the Sponsor Sellers shall cause to be prepared and provided to the Buyer complete copies of the following financial statements of Oxford GP (collectively, the “GP Financial Statements”): (i) the audited consolidated balance sheet of Oxford GP (with related statements of income, changes in equity and cash flows) for the most recent three fiscal years then completed, and (ii) the unaudited balance sheets of Oxford GP as at the most recent quarter then completed and at the same quarter-end with respect to the prior year (with related statements of income, changes in equity, and cash flows for the respective periods then ended), which GP Financial Statements will fairly present, in all material respects, the consolidated assets and liabilities and results of operations of Oxford GP as of the respective dates thereof and for the respective periods covered thereby.
(d)    The Sponsor Sellers shall use commercially reasonable efforts to cause Oxford GP to resolve any Proceedings to which Oxford GP or any of its Affiliates is a party or is otherwise named pending before a Governmental Authority to the Buyer’s reasonable satisfaction (including without limitation entering into an administrative or other agreement) to resolve any existing or potential debarment with respect to transactions involving any Governmental Authority and to provide that no event exists in connection therewith that could operate as a permit block or preclusion from obtaining any permit or authorization from any Governmental Authority.

6.05    Public Statements. The Buyer and the Sellers shall not, and each shall cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby, without the prior written approval of the other Party; provided, however, that a Party or its Representatives may issue a public announcement or other public disclosures required by Law or the rules of any stock exchange upon which such Party’s or its parent entity’s or, in the case of the Sellers, the Partnership’s, equity interests are traded; provided, further, that such Party uses commercially reasonable efforts to afford the other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding the same; and provided, finally, that nothing herein shall restrict any Party from disclosing information regarding this Agreement and the transactions contemplated hereby to its Representatives to the extent permitted by Section 6.06.
6.06    Confidentiality.
(a)    The Buyer shall hold, and shall cause its Representatives to hold, in confidence, from the date hereof until two years following the Closing Date, all Seller Confidential Information concerning the Sellers, Oxford GP and the Partnership and their respective Affiliates furnished to the Buyer by or on behalf of the Sellers or their Representatives or Affiliates in connection with the transactions contemplated by this Agreement; provided, however, that the Buyer and its Representatives may disclose such Seller Confidential Information to those of its Representatives that have a need to know such Seller Confidential Information in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, the Buyer shall hold, and shall cause its Representatives to hold, in confidence all Seller Confidential Information, and shall, and shall cause its Representatives to, at the Sellers’ written request, promptly destroy all such Seller Confidential Information and not retain any copies, extracts or other reproductions in whole or in part of such Seller Confidential Information, and the Buyer shall, and shall cause its Representatives to, also destroy any documents incorporating or generated from such Seller Confidential Information that are prepared by the Buyer or its Representatives, along with all copies and reproductions thereof; provided, however, that such obligation to return or destroy Seller Confidential Information shall not require the Buyer or its Representatives to identify and remove any such Seller Confidential Information that may exist in data or electronic form on the Buyer’s or any of its Representatives’ back-up media, and, in addition, the Buyer and its Representatives may save any copies or derivatives of Seller Confidential Information that they are requested or required to retain by any Law or Governmental Authority or pursuant to internal audit, legal, regulatory or compliance policies or procedures; and provided, further, that such retained Seller Confidential Information is kept confidential subject to the terms of this Agreement.
(b)    The Sellers shall hold, and shall cause their Representatives to hold, in confidence, from the date hereof until two years following the Closing Date, all Buyer Confidential Information concerning the Buyer furnished to the Sellers by or on behalf of the Buyer or its Representatives or Affiliates in connection with the transactions contemplated by this Agreement; provided, however, that the Sellers and their Representatives may disclose such Buyer Confidential Information to those of its Representatives that have a need to know such Buyer Confidential Information in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, the Sellers shall hold, and shall cause their Representatives to hold, in confidence all Buyer Confidential Information, and shall, and shall cause their

Representatives to, at the Buyer’s written request, promptly destroy all such Buyer Confidential Information, and not retain any copies, extracts or other reproductions in whole or in part of such Buyer Confidential Information, and the Sellers shall, and shall cause their Representatives to, also destroy any documents incorporating or generated from such Buyer Confidential Information that are prepared by the Sellers or their Representatives, along with all copies and reproductions thereof; provided, however, that such obligation to return or destroy the Buyer Confidential Information shall not require the Sellers or their Representatives to identify and remove any such Buyer Confidential Information that may exist in data or electronic form on the Sellers’ or any of their Representative’s back-up media, and, in addition, the Sellers and their Representatives may save any copies or derivatives of Buyer Confidential Information that they are requested or required to retain by any Law or Governmental Authority or pursuant to internal audit, legal, regulatory or compliance policies or procedures; and provided, further, that such retained Buyer Confidential Information is kept confidential subject to the terms of this Agreement.
(c)    In the event that a Party that is subject to a confidentiality obligation under this Section 6.06 or any of its Representatives receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar or judicial, legislative, regulatory or administrative body, committee or process (collectively, a “Tribunal”)) to disclose any Confidential Information, such Party shall, if legally permissible, (i) promptly notify the other Party of the existence and terms of such request, (ii) consult with the other Party as to the advisability of taking legally available steps to resist or narrow such request and (iii) assist the other Party, at the other Party’s expense, in seeking a protective order or other appropriate remedy. The Party (or its Representative) receiving the request to produce or provide Confidential Information may disclose to any Tribunal only that portion of the Confidential Information which such Party is advised by counsel is required to be disclosed, and shall exercise commercially reasonable efforts to assist the other Party, at the other Party’s expense, in obtaining assurance that confidential treatment will be accorded such Confidential Information, and the disclosing Party shall not be liable for such disclosure unless disclosure to any such Tribunal was caused by or resulted from a previous disclosure by the disclosing Party or its Representatives not permitted by this Section 6.06.
6.07    Exclusivity. In consideration of the resources, time and expense that the Buyer has incurred and will incur in connection with the transactions contemplated in this Agreement and the other Transaction Documents, each Seller agrees that it shall not, and shall cause its Affiliates and its Representatives not to, from the date hereof until the earlier of the termination of this Agreement pursuant to Article X and the Closing Date, (a) directly or indirectly (including through Representatives) initiate, solicit, facilitate or knowingly encourage any other proposal relating to a Competing Transaction (as defined below); (b) directly or indirectly (including through Representatives) negotiate or execute a confidentiality agreement with, or otherwise engage in discussions or negotiations with, or furnish or disclose any non-public information to, any party other than the Buyer and its designated Representatives, in each case, in connection with a Competing Transaction; (c) enter into any letter of intent, agreement in principle, arrangement, understanding or contract relating to any Competing Transaction; or (d) otherwise cooperate in any way, including through the provision of confidential information, with any person in connection with a Competing Transaction. Without limiting the foregoing, upon execution of this Agreement, each Seller shall, and shall cause its Representatives to, cease any and all discussions, negotiations or other activities described in the immediately preceding sentence with any other party engaged in discussions, negotiations or other activities with any Seller or any of its Representatives regarding a Competing Transaction and shall request any such third party to return or destroy any confidential information provided to such third party in accordance with any existing governing confidentiality agreement. Notwithstanding anything to the contrary herein, this Section 6.07 shall in no way prohibit the board of directors of Oxford GP from taking any action that is permitted to be taken by the board of directors of Oxford GP in accordance with the Contribution Agreement; provided that the terms of the Contribution Agreement with respect to the payment of any Termination Fee (as defined in the Contribution Agreement) are complied with. As used in this Agreement, “Competing Transaction” means any direct or indirect sale, lease, license, exchange, mortgage, transfer or other disposition, or financing, in a single transaction or series of related transactions, of (w) all or any portion of the Subject Interests, (x) all or any portion of the equity interests in the Sponsor Sellers, (y) any equity interests in Oxford GP and the Partnership (other than the Equity Issuance and equity issuances to directors and key employees in the Ordinary Course of Business as set forth on Schedule 6.07, except such issuances that would, or would reasonably be expected to, preclude or adversely affect the consummation of the transactions contemplated by this Agreement or any other Transaction Document) or (z) all or any portion of the equity interests in or assets of the Partnership, whether by sale, merger, consolidation, share exchange, business combination, purchase or sale of shares of capital stock or other equity interests or securities, reorganization or recapitalization, loan, issuance of securities or any other transaction; provided that the term Competing Transaction shall exclude any transaction solely to the extent involving any financing by the Partnership that would not preclude or adversely affect the consummation of the transactions contemplated by this Agreement or any other Transaction Document.
6.08    Agreement to Vote Units; Irrevocable Proxy; No Transfers of Units; Common Unit Dividend Waiver.
(a)    Each Seller agrees during the term of this Agreement to vote any Common Units and Subordinated Units beneficially owned by such Seller, and to cause any holder of record of such Common Units or Subordinated Units to vote, (i) in favor of the MLP Transactions, at every meeting (or in connection with any action by written consent) of the partners of the Partnership at which such matters are considered and at every adjournment or postponement thereof; (ii) against (A) any Competing Transaction, (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Partnership under the Contribution Agreement or of any Seller under this Agreement and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the transactions contemplated by this Agreement or the Contribution Agreement, or the fulfillment of the Sellers’, the Buyer’s or the Partnership’s conditions under this Agreement or the Contribution Agreement or change in any manner the voting rights of any class of equity of the Partnership (other than the Contribution Partnership Agreement Amendments).
(b)    Each Seller hereby appoints the Buyer and any designee of the Buyer, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to any Common Units or Subordinated Units beneficially owned by such Seller in accordance with Section 6.08(a). This proxy and power of attorney is given to secure the performance of the duties of such Sellers under this Agreement. Such Seller shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by such Seller shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Seller with respect to any Common Units or Subordinated Units held by such Seller. The power of attorney granted by each Seller herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Seller. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement in accordance with Section 10.01.
(c)    Each Seller agrees that from the date of this Agreement until the earlier of (i) the Closing Date or (ii) the termination of this Agreement in accordance with Article X, such Seller shall not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (each, a “Transfer”) any Common Units or Subordinated Units, or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any Common Units or Subordinated Units or such Seller’s voting or economic interest therein. Any attempted Transfer of Common Units or Subordinated Units or any interest therein in violation of this Section 6.08(c) shall be null and void.
(d)    Each Entity Seller hereby acknowledges and agrees that such Entity Seller will not receive any Common Units pursuant to the Common Unit Dividend, and hereby waives any rights, benefits or other entitlement that such Entity Seller may otherwise have with respect to the Common Unit Dividend, including without limitation any right to participate in the Common Unit Dividend with respect to any Common Units or Common Unit Warrants held by such Entity Seller and any adjustment to the Common Unit Warrants held by such Entity Seller that would otherwise be made to the Common Unit Warrants in accordance with their terms as a result of the Common Unit Dividend in the absence of the waiver contained in this Section 6.08(d). Notwithstanding the foregoing provisions of this Section 6.08(d), no Entity Seller may seek to utilize this Section 6.08(d) to prevent any allocations of income, gain, loss or deduction that may be made with respect to the Common Units after the Common Unit Dividend to ensure the uniformity of all Common Units (including those subject to the Common Unit Warrants).
(e)    For the avoidance of doubt, and except for the sale of the Subordinated Unit Warrants and the Oxford GP Unit Warrants pursuant to this Agreement and providing any requisite consent in their capacity as Warrantholders in connection with this Agreement or the transactions contemplated hereby, nothing in this Section 6.08 or this Agreement shall obligate any Warrantholder to take any action with respect to the Subordinated Unit Warrants, the Oxford GP Unit Warrants or the Common Unit Warrants, including without limitation imposing any obligation to exercise any of the Subordinated Unit Warrants, the Oxford GP Unit Warrants or the Common Unit Warrants, in whole or in part.

6.09    Certain Insurance and Indemnification Matters.
(a)    The Buyer agrees that, during the period that commences on the Closing Date and ends on the sixth (6th) anniversary of the Closing Date (the “Section 6.09 Period”), it shall maintain in full force and effect and shall not cause any amendment, modification, waiver or termination to the Organizational Documents of Oxford GP, the Partnership and their respective Subsidiaries (the “Section 6.09 Parties”) existing as of the date of this Agreement, the effect of which would be to affect adversely the rights of any person serving as a member of the board of directors or officer of any of the Section 6.09 Parties; provided, however, that the foregoing restriction shall not apply to any such amendment, modification, waiver or termination to the extent required to cause such provisions (or any portion thereof) to comply with Law.
(b)    The Buyer covenants and agrees that, during the Section 6.09 Period, with respect to each individual who served as a director and/or officer of any of the Section 6.09 Parties at any time prior to the Closing Date (the “Covered Directors/Officers”), the Buyer shall cause the Section 6.09 Parties (i) to continue in effect the current director and officer liability or similar insurance policy or policies that the Section 6.09 Parties have as of the date of this Agreement, or (ii) upon the termination or cancellation of any such policy or policies, (A) to provide director and officer liability or similar insurance in substitution for, or in replacement of, such cancelled or terminated policy or policies or (B) to provide a ‘tail’ or runoff policy (covering all claims, whether choate or inchoate, made during the Section 6.09 Period), in each case so that each Covered Director/Officer has coverage thereunder for acts, events, occurrences or omissions occurring or arising at or prior to the Closing to the same extent (including policy limits, exclusions and scope) as such Covered Director/Officer has coverage for such acts, events, occurrences or omissions under the director and officer insurance or similar policy maintained by the Section 6.09 Parties as of the date of this Agreement.
(c)    In the event that any of the Section 6.09 Parties, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) in one or more series of transactions, directly or indirectly, transfers all or substantially all of its properties and assets to any Person (whether by consolidation, merger or otherwise), then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets or its respective successors and assigns, as the case may be, assume the obligations set forth in this Section 6.09.
6.10    Post-Closing Access; Records. From and after the Closing until seven years following the Closing Date, the Buyer and its Affiliates shall make or cause to be made available to the Sellers all books, records, Tax Returns and documents of Oxford GP and the Partnership (and the assistance of employees responsible for such books, records and documents) upon reasonable notice during regular business hours as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding, (b) preparing reports to equityholders, partners and Government Authorities or (c) such other purposes for which access to such documents is determined by the Sellers to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns, pursuing Tax refunds or responding to or disputing any Tax audit, or the determination of any matter relating to the rights and obligations of the Sellers or any of their Affiliates under any Transaction Documents; provided, however, that access to such books, records, documents and employees shall not interfere with the normal operations of the Buyer, its Affiliates or the Partnership and the reasonable out-of-pocket expenses of the Buyer, its Affiliates and the Partnership incurred in connection therewith shall be paid by the Sellers. The Buyer shall cause the Partnership to maintain and preserve all such Tax Returns, books, records and other documents for the greater of (x) seven years after the Closing Date and (y) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to the Sellers at the end of any such period.
ARTICLE VII
CLOSING
7.01    Conditions Precedent to Obligations of the Parties. The obligations of each Party to effect the Closing and to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by such Party on or prior to the Closing Date of the following conditions:
(a)    no Law or Order (including any rules and regulations of the Federal Trade Commission and the Antitrust Division of the Department of Justice) is in effect that restrains or makes illegal the consummation of this Agreement or any other applicable Transaction Document or the transactions contemplated hereby and thereby;
(b)    all requisite approval by Oxford GP and the limited partners of the Partnership for the Contribution Partnership Agreement Amendments shall have been obtained; and
(c)    the MLP Transactions, including the Equity Issuance, shall have been consummated, or shall be consummated contemporaneously with, the Closing.
7.02    Conditions Precedent to Obligations of the Buyer. The obligations of the Buyer to effect the Closing and consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, in whole or in part (to the extent permitted by Law), on or prior to the Closing Date of each of the following conditions:
(a)    each of the Fundamental Representations (as defined herein) of the Sellers set forth in this Agreement shall be true and correct in all respects, in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, with the same force and effect as though made on and as of such date, unless such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date); provided, however, that the representation and warranty set forth in Section 4.03(a) shall be deemed to be true and correct solely for the purpose of this Section 7.02(a) (but not for any other purpose) if the total number of Common Units does not vary from the actual total number of Common Units on the date hereof by more than the Director Bonus Units plus the number of Common Units to be issued upon full vesting of the LTIP Grants by reason of the change of control of Oxford GP occurring pursuant to this Agreement;
(b)    each of the representations and warranties of the Sellers other than the Fundamental Representations shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Seller Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Seller Material Adverse Effect), in each case, (i) as of the date of this Agreement and as of the Closing as though made at and as of the Closing, with the same force and effect as though made on and as of such date, unless such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date) and (ii) except where a failure to be so true and correct, individually or in the aggregate, has not had a Seller Material Adverse Effect;
(c)    the Sellers shall not have breached in any material respect their obligations set forth in Section 6.02 unless such breach has been cured at or prior to the Closing Date;
(d)    the indebtedness of the Partnership existing on the date of this Agreement shall have been refinanced on Acceptable Terms;
(e)    the indebtedness of the Buyer existing on the date of this Agreement shall have been refinanced on Acceptable Terms;
(f)    all approvals, consents and waivers that are listed on Schedule 7.02(f)-1 and Schedule 7.02(f)-2 shall have been received, and executed counterparts thereof shall have been delivered to the Buyer and the Sellers, respectively, at or prior to the Closing;
(g)    the Investor Rights Agreements shall have been terminated, and executed counterparts of the document evidencing termination shall have been delivered to the Buyer at or prior to the Closing;
(h)    the Buyer shall have received the items listed in Section 7.04; and
(i)    neither Oxford GP nor the Partnership or their respective Affiliates shall be (i) debarred with respect to any transactions involving any Governmental Authority, nor shall there be any pending Proceedings that could reasonably be expected to result in debarment or other exclusion from such transactions, or (ii) precluded from obtaining any permit or authorization from any Governmental Authority by reason of, nor shall there be any pending Proceedings that could reasonably be expected to result in, a permit block or preclusion from obtaining any permit or authorization from any Governmental Authority.
7.03    Conditions Precedent to Obligations of the Sellers. The obligations of the Sellers to effect the Closing and consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, in whole or in part (to the extent permitted by Law), on or prior to the Closing Date of each of the following conditions:
(a)    each of the Fundamental Representations of the Buyer set forth in this Agreement shall be true and correct in all respects (disregarding any materiality, Buyer Material Adverse Effect or similar qualifier (including through the use of any defined term containing any such qualifier)), in each case, (i) as of the date of this Agreement and as of the Closing as though made at and as of the Closing, unless such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date) and (ii) except where a failure to be so true and correct has not had a Buyer Material Adverse Effect;

(b)    each of the representations and warranties of the Buyer other than the Fundamental Representations shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Buyer Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Buyer Material Adverse Effect), in each case, (i) as of the date of this Agreement and as of the Closing as though made at and as of the Closing, unless such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date) and (ii) except where a failure to be so true and correct, individually or in the aggregate, has not had a Buyer Material Adverse Effect;
(c)    the Buyer shall not have breached in any material respect any obligations and agreements required to be performed and complied with by it prior to the Closing Date;
(d)    the Sellers shall have received the items listed in Section 7.05; and
(e)    there shall have been no amendment or modification of the Contribution Agreement or the Contribution Partnership Agreement Amendment or any of the exhibits of either such document that, in any case, has a disproportionate or materially adverse effect on any of the Sellers.
7.04    Seller Deliveries. At the Closing, subject to the terms and conditions of this Agreement, the Sellers shall deliver, or cause to be delivered, to the Buyer:
(a)    the Subject Interests, in each case free and clear of any Encumbrances (other than Encumbrances existing under the Partnership Agreement, the Current Oxford GP LLC Agreement or those arising under applicable securities Laws), by delivering a written instrument of assignment and evidence of the transfer thereof as follows:
(i)    in the case of the Seller Oxford GP Units, an assignment of the Seller Oxford GP Units to Buyer, duly executed by each Seller holding Seller Oxford GP Units pursuant to the Current Oxford GP LLC Agreement and acknowledged by Oxford GP, and substantially in the form agreed to by the Parties;
(ii)    in the case of the Oxford GP Unit Warrants, an assignment of the applicable Oxford GP Unit Warrant by each Seller holding Oxford GP Unit Warrants to the Buyer pursuant to the applicable warrant agreement and acknowledged by Oxford GP, and substantially in the form agreed to by the Parties;
(iii)    in the case of the Seller Subordinated Units, an assignment of the Subordinated Units to the Buyer duly executed by each Seller holding Seller Subordinated Units, and acknowledged by Oxford GP on behalf of the Partnership, pursuant to the Current Partnership Agreement and the transfer agent of the Subordinated Units, substantially in the form agreed to by the Parties; and
(iv)    in the case of the Subordinated Unit Warrants, an assignment of the applicable Subordinated Unit Warrant by each Seller holding Subordinated Unit Warrants to the Buyer pursuant to the applicable warrant agreement and acknowledged by Oxford GP, and substantially in the form agreed to by the Parties;

(b)    a certificate duly executed by the Secretary or an Assistant Secretary of each Seller (or the managing member of the general partner of each Seller) that is an entity, dated as of the Closing Date, in customary form, attesting to (i) the Organizational Documents of such Seller and (ii) the resolutions of the board of managers, board of directors or similar governing body of such Seller authorizing the execution and delivery of the Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date;
(c)    a certificate duly executed by each Seller, or, in the case of a Seller that is an entity, an executive officer of such Seller (or the managing member of the general partner of such Seller), dated as of the Closing Date, in customary form, to the effect that each of the conditions specified in Sections 7.02(a), 7.02(b) and 7.02(c) have been satisfied in all respects as to such individual Seller;
(d)    the resignation letter of each of the directors of Oxford GP requested by the Buyer, with such resignations to be effective as of the Closing Date.
(e)    for each Seller that is an entity, a certificate that is dated as of a recent date of the Secretary of State of the state of organization of the entity with respect to the valid existence and good standing in such state;
(f)    a certificate, duly executed and acknowledged by the Sellers’ regarded owners, dated as of the Closing Date, in accordance with Treasury Regulation Section 1.1445-2(b)(2), certifying that applicable transferor is not a “foreign person” within the meaning of Section 1445 of the Code; and
(g)    such other documents or instruments as the Buyer reasonably requests and as are reasonably necessary to consummate the transactions contemplated by this Agreement.
7.05    Buyer Deliveries. At the Closing, subject to the terms and conditions of this Agreement, the Buyer shall deliver, or cause to be delivered, to the Sellers:
(a)    in accordance with Schedule 2.01, cash in an amount equal to the Closing Purchase Price, and the Additional Purchase Price if applicable, by wire transfer in immediately available funds, to the accounts designated by each of the Sellers at least two business days prior to the Closing Date in a written notice to the Buyer;
(b)    a certificate duly executed by the Secretary or an Assistant Secretary of the Buyer, dated as of the Closing Date, in customary form, attesting to the resolutions of the board of directors or other governing body of the Buyer authorizing the execution and delivery of the Transaction Documents to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date;
(c)    a certificate duly executed by an executive officer of the Buyer, dated as of the Closing Date, in customary form, to the effect that each of the conditions specified in Sections 7.03(a), 7.03(b) and 7.03(c) have been satisfied in all respects;

(d)    a certificate dated as of a recent date of the Secretary of State of the State of Delaware with respect to the valid existence and good standing in the State of Delaware of the Buyer; and
(e)    such other documents or instruments as the Sellers reasonably request and as are reasonably necessary to consummate the transactions contemplated by this Agreement.
ARTICLE VIII
INDEMNIFICATION, COSTS AND EXPENSES
8.01    Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement and any certificate delivered pursuant hereto shall not survive the Closing, except that (a) the representations and warranties set forth in the second sentence of Section 4.05(c) (SEC Reports) shall survive the Closing for eighteen months following the Closing Date and (b) the representations and warranties set forth in Section 3.01 (Existence); Section 3.02 (Validity of Agreement; Authorization); Section 3.05 (Ownership, Due Authorization and Transfer of Subject Interests); Section 3.07 (Financial Advisors); Section 4.01 (Formation; Due Qualification and Authority); Section 4.02 (Power and Authority to Act); Sections 4.03(a)-(f) and (g)(i)-(ii) (Capitalization); Section 4.04 (Enforceability of Operative Agreements); Section 4.16 (Financial Advisors); Section 5.01 (Existence); Section 5.02 (Validity of Agreement; Authorization); and Section 5.06 (Financial Advisors) (collectively, the “Fundamental Representations”), and any Fundamental Representations in any certificate delivered pursuant hereto, shall survive the Closing for thirty months following the Closing Date (the applicable period of survival of a representation or warranty being the “Survival Period”); provided that, notwithstanding the expiration of any Survival Period, any obligations under Sections 8.02(a) and 8.02(b) shall not terminate with respect to any Loss as to which the Person to be indemnified shall have given notice to the Indemnifying Party in accordance with Section 8.03(a) before the termination of the applicable Survival Period. The covenants contained in this Agreement that, by their terms, are to be performed at or prior to the Closing, shall not survive the Closing, and all covenants contained in this Agreement that, by their terms, are to be performed after the Closing, shall survive the Closing until the performance of such covenants in accordance with their terms.
8.02    Indemnification.
(a)    From and after the Closing, subject to Sections 8.01 and 8.04, each Seller, severally and not jointly, hereby agrees to indemnify and hold harmless the Buyer and each of its Affiliates (excluding any Person that is or becomes an Affiliate of the Buyer solely as a result of the purchase of publicly traded securities from the general public) and each of the respective indirect and direct equityholders, members, directors, managers, officers, employees and agents of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against, and pay to the applicable Buyer Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, settlements, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, Taxes, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving a Third Party Claim (a “Loss”), based upon, attributable to or resulting from (including any and all Proceedings, demands, or assessments arising out of):

(i)    any inaccuracy, untruth or breach of the representations and warranties made by any Seller in the second sentence of Section 4.05(c) or any of the Fundamental Representations made by any Seller in this Agreement or in any certificate delivered pursuant hereto; and
(ii)    any breach or non-fulfillment of any covenant or other agreement to be performed on the part of such Seller under this Agreement or in any certificate delivered pursuant hereto.
(b)    From and after the Closing, subject to Sections 8.01 and 8.04, the Buyer hereby agrees to indemnify and hold harmless the Sellers and their respective Affiliates and each of the respective indirect and direct equityholders, members, directors, managers, officers, employees and agents of the foregoing (collectively, the “Seller Indemnified Parties”) from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Loss based upon, attributable to or resulting from (including any and all Proceedings, demands, or assessments arising out of):
(i)    any inaccuracy, untruth or breach of the Fundamental Representations made by the Buyer in this Agreement or any certificate delivered pursuant hereto; and
(ii)    any breach or non-fulfillment of any covenant or other agreement to be performed on the part of the Buyer under this Agreement or in any certificate delivered pursuant hereto.
(c)    Materiality, Seller Material Adverse Effect, Company Material Adverse Effect, Partnership Material Adverse Effect, Buyer Material Adverse Effect and similar qualifiers contained in any representation or warranty, or in any defined term used therein, shall be disregarded for purposes of subsections (a)(i) and (b)(i) of this Section 8.02 in calculating the amount of Loss suffered by an Indemnified Party (but, for the avoidance of doubt, such qualifiers shall not be disregarded for purposes of determining whether there has been a breach).
8.03    Indemnification Procedure.
(a)    Each Indemnified Party agrees that, promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to Section 8.02, such Indemnified Party will assert its claim for indemnification under Section 8.02 (each, a “Claim”) by providing a written notice (a “Claim Notice”) within the applicable Survival Period to the applicable indemnifying party (the “Indemnifying Party”) specifying, in reasonable detail, to the extent known by such Indemnified Party, the nature and basis for such Claim (e.g., the underlying representation, warranty or covenant alleged to have been breached and the condition or conduct allegedly resulting in such breach). Notwithstanding the foregoing, an Indemnified Party’s delay in sending a Claim Notice will not relieve the Indemnifying Party from Liability (as defined herein) hereunder with respect to such Claim except to the extent (and limited solely to the extent) of any material prejudice to the Indemnifying Party by such failure or delay, provided that such Claim Notice is provided within the applicable Survival Period.
(b)    In the event that any Proceeding is instituted or any Claim is asserted by any Third Party in respect of which indemnification may be sought under Section 8.02 and in respect of which the Indemnifying Party has agreed in writing to indemnify the Indemnified Party for all of such Indemnified Party’s Loss (subject to any applicable limitations in this Article VIII) (a “Third Party Claim”), the Indemnifying Party will have the right, at such Indemnifying Party’s expense, to assume the defense of same including the appointment and selection of counsel on behalf of the Indemnified Party so long as such counsel is reasonably acceptable to the Indemnified Party. If the Indemnifying Party elects to assume the defense of any such Third Party Claim, it shall within thirty days notify the Indemnified Party in writing of its intent to do so. Subject to Section 8.03(c), the Indemnifying Party will have the right to settle or compromise or take any corrective or remedial action with respect to any such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party. The Indemnified Party will be entitled, at its own cost, to participate with the Indemnifying Party in the defense of any such Third Party Claim, unless separate representation of the Indemnified Party by counsel is reasonably necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party. If the Indemnifying Party assumes the defense of any such Third Party Claim but fails to diligently prosecute such Third Party Claim, or if the Indemnifying Party does not assume the defense of any such Third Party Claim, the Indemnified Party may assume control of such defense and, in the event the Third Party Claim is determined to be a matter for which the Indemnifying Party is required to provide indemnification under the terms of this Article VIII, the Indemnifying Party will bear the reasonable costs and expenses of such defense (including fees and expenses of counsel).
(c)    Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party may not settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree or permit a default without the Indemnified Party’s prior written consent, in each case, that (i) does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a binding, irrevocable, written release of any Indemnified Party from all Liability, (ii) provides for any admission of Liability on the part of any Indemnified Party, (iii) requires an admission of guilt or wrongdoing on the part of any Indemnified Party or (iv) imposes any Liability or continuing obligation on or could potentially require any payment from any Indemnified Party.
8.04    Limitations.
(a)    No Buyer Indemnified Party shall be entitled to indemnification pursuant to Section 8.02(a)(i) related to the second sentence of Section 4.05(c) unless the aggregate of all Loss claimed by the Buyer Indemnified Parties with respect thereto exceeds 1% of the Purchase Price (the “Claim Deductible”), in which case, subject to Section 8.04(b), the Sellers shall indemnify the Buyer Indemnified Party only for the Loss in excess of the Claim Deductible.
(b)    The Sellers shall not have any obligation to indemnify the Buyer Indemnified Parties under Section 8.02(a)(i) for Loss that exceeds, in the aggregate, 10% of the Purchase Price; provided, however, that such limitation shall not apply to Loss of the Buyer Indemnified Parties arising from any Fundamental Representation, and the Sellers’ aggregate Liability for such Loss, together with any other indemnifiable Loss, shall not exceed the Purchase Price. The Buyer shall not have any obligation to indemnify the Seller Indemnified Parties under Section 8.02(b) for Loss that exceeds the Purchase Price.

(c)    Notwithstanding anything to the contrary in this Agreement, no Seller shall be obligated to indemnify for any indemnifiable Loss (i) with respect to (A) a representation or warranty made by another Seller under Article III or (B) a covenant or other agreement to be performed on the part of another Seller under this Agreement or in any certificate delivered pursuant hereto, (ii) with respect to any Loss related to the second sentence of Section 4.05(c), in an aggregate amount in excess of such Seller’s proportionate share of 10% of the Purchase Price less, in the case of each Warrantholder, such Warrantholder’s proportionate share of the fees and expenses of the Oxford GP Transaction Service Providers, and (iii) with respect to all Loss, in an aggregate amount in excess of such Seller’s proportionate share of the Purchase Price less, in the case of each Warrantholder, such Warrantholder’s proportionate share of the fees and expenses of the Oxford GP Transaction Service Providers.
(d)    NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NONE OF THE BUYER, ANY SELLER OR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE HEREUNDER TO ANY INDEMNIFIED PARTY FOR ANY (i) PUNITIVE OR EXEMPLARY DAMAGES OR (ii) LOST PROFITS OR CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES EXCEPT, IN THE CASE OF THIS CLAUSE (ii), TO THE EXTENT SUCH LOST PROFITS OR DAMAGES ARE (A) NOT BASED ON ANY SPECIAL CIRCUMSTANCES OF THE PARTY ENTITLED TO INDEMNIFICATION AND (B) THE NATURAL, PROBABLE AND REASONABLY FORESEEABLE RESULT OF THE EVENT THAT GAVE RISE THERETO OR THE MATTER FOR WHICH INDEMNIFICATION IS SOUGHT HEREUNDER, REGARDLESS OF THE FORM OF ACTION THROUGH WHICH SUCH DAMAGES ARE SOUGHT, EXCEPT IN EACH CASE OF THE FOREGOING CLAUSES (i) AND (ii), TO THE EXTENT ANY SUCH LOST PROFITS OR DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST SUCH INDEMNIFIED PARTY FOR WHICH IT IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.
8.05    Calculation of Loss. In calculating amounts payable to an Indemnified Party, the amount of any indemnified Loss shall be computed net of (a) payments actually recovered by any Indemnified Party under any insurance policy with respect to such Loss net of expenses and (b) any actual recovery by any Indemnified Party from any Person with respect to such Loss net of expenses. Each Indemnified Party shall use commercially reasonable efforts to pursue reimbursement for Loss, including under insurance policies and indemnity arrangements.
8.06    No Duplication. In no event shall any Indemnified Party be entitled to recover any Loss under one section or provision of this Agreement to the extent of the full amount of such Loss already recovered by such Indemnified Party, nor shall its insurer or indemnitor be entitled to any kind of subrogation or substitution which would give it the right to make a claim against the Indemnifying Party.
8.07    Tax Treatment of Indemnity Payments. The Sellers and the Buyer agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by Law.
8.08    Release. Except for the express obligations of the Sellers under this Agreement or any other Transaction Document, for and in consideration of the transfer to the Buyer of the

Subject Interests, effective as of the Closing, the Buyer shall, and shall cause its Affiliates (including Oxford GP, the Partnership and their respective Subsidiaries) to, absolutely and unconditionally release, acquit and forever discharge the Sellers and their Affiliates, each of the present and former partners, members, equityholders, officers, directors, managers, employees, agents and representatives of any of the foregoing, and each of their respective heirs, executors, administrators, successors and assigns, from any and all costs, expenses, damages, debts, or other obligations, liabilities and claims whatsoever, whether known or unknown, both in law and in equity, in each case to the extent arising out of or resulting from the ownership and/or operation of Oxford GP, the Partnership or their respective Subsidiaries, or the assets, business, operations, conduct, services, products and/or employees (including former employees) of Oxford GP, the Partnership or their respective Subsidiaries (and any predecessors), related to any period of time before the Closing Date, except to the extent of common law fraud or willful or wanton misconduct.
8.09    Exclusive Remedy.
(a)    EXCEPT (i) PURSUANT TO THIS ARTICLE VIII OR ANY OTHER TRANSACTION DOCUMENT OR (ii) IN THE CASE OF CRIMINAL ACTIVITY OR COMMON LAW FRAUD ON THE PART OF ANY PARTY, BUT OTHERWISE NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IF THE CLOSING OCCURS, NO PARTY SHALL HAVE ANY LIABILITY, AND NO PARTY SHALL MAKE ANY CLAIM, FOR ANY LOSS (AND THE PARTIES HEREBY WAIVE ANY RIGHT OF CONTRIBUTION AGAINST EACH OTHER AND THEIR RESPECTIVE AFFILIATES) UNDER, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY, COMMON LAW, OTHER LAWS OR OTHERWISE. HOWEVER, NOTHING IN THIS SECTION 8.09 SHALL LIMIT THE RIGHTS OF A PARTY TO SEEK AND OBTAIN SPECIFIC PERFORMANCE OR INJUNCTIVE RELIEF.
(b)    Except as otherwise expressly set forth in this Agreement, any other Transaction Document or in any certificate delivered pursuant hereto or thereto, each of the Parties, on behalf of itself and its Affiliates, covenants, agrees and acknowledges that (i) no Person other than the Parties or the parties thereto shall have any obligation or Liability hereunder, under any Transaction Document or under any certificate delivered pursuant hereto or thereto, and (ii) the Parties and their Affiliates and Representatives shall have no rights of recovery in respect hereof or thereof against, no recourse in respect hereof or thereof shall be had against, and no personal Liability in respect hereof or thereof shall attach to, any former, current or future Affiliate, general or limited partner, member, equityholder, lender, Representative, director, officer, agent, manager, assignee or employee of any Party, or of any Affiliate of any of the foregoing (other than any party to any of the Transaction Documents or any of their respective successors or permitted assignees to the extent of such party’s obligations thereunder), or any of their respective successors or permitted assignees (excluding any party to the Transaction Documents to the extent of its obligations thereunder to the other parties thereto or express third party beneficiaries thereof, collectively, “Non-Recourse Persons”), whether by or through attempted piercing of the “corporate veil,” by or through a claim (whether in tort, contract, at law, in equity or otherwise) by or on behalf of any Party against any Non-Recourse Person, by the enforcement of any judgment, fine or penalty or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Law, or otherwise. The Non-Recourse Persons shall be express third party beneficiaries of this Section 8.09(b) as if expressly party hereto.
(c)    Notwithstanding Section 8.09(a), nothing contained in this Section 8.09 shall prevent any Party from seeking and obtaining injunctive relief against the other Party’s activities in breach of this Agreement.
(d)    For the avoidance of doubt, except as contemplated by this Agreement, this Agreement shall not limit any claims, remedies or rights of (i) any Party or other Person under the Current Oxford GP LLC Agreement to the extent provided for therein, (ii) any Warrantholder with respect to the Subordinated Unit Warrants, (iii) any Warrantholder in its capacity as a lender to the Partnership, or (iv) any Financing Source under the Commitment Letter to the extent provided for therein. In addition to the foregoing, the Parties acknowledge and agree that the Warrantholders (or their Affiliates) are currently lenders to the Partnership and its Subsidiaries and may be a Financing Source providing financing to the Buyer in connection with the transactions contemplated hereby and that such Warrantholders are executing this Agreement only in their capacity as Sellers and in no event shall their execution of this Agreement and agreement to be bound hereby be construed to affect or impair any rights they (or their Affiliates) have or may have as a lender to the Partnership or as a Financing Source (or impose any additional obligations on them as lenders to the Partnership or a Financing Source), all of which may be exercised by them in their sole discretion without regard to their status as Sellers hereunder.
(e)    No Financing Source shall have any liability or obligation relating to or arising out of this Agreement (including any breach of this Agreement by the Buyer), the Commitment Letter, the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable law arising out of such breach, termination or failure.
8.10    No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, NONE OF THE PARTIES OR ANY OTHER PERSON, INCLUDING ANY AFFILIATE OF ANY PARTY, MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PARTIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTIES OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY SUCH PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE IN ANY DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY). EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, EACH PARTY HEREBY DISCLAIMS

ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES) WITH RESPECT TO SUCH PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
ARTICLE IX
TAX MATTERS
9.01    Transfer Taxes. The Buyer and the Sellers agree that any transfer, documentary, sales, use, stamp, registration and similar taxes (“Transfer Taxes”) and fees arising out of or in connection with the transactions effected pursuant to this Agreement shall be borne equally by the Buyer, on the one hand, and the Sellers, on the other hand (severally, and not jointly, in accordance with their proportional share of the Purchase Price). Any Tax Returns filed in connection with Transfer Taxes shall be prepared and timely filed by the Sellers or the Buyer, as appropriate under Law, and, if required by Law, the Buyer and/or the Sellers, as appropriate, will join in the execution of any such Tax Return; provided that the Sellers shall provide any such Tax Return prepared by the Sellers to the Buyer at least ten days prior to the due date for such Tax Return for the Buyer’s review and approval; and provided, further, that the Buyer shall provide any such Tax Return prepared by the Buyer to the Sellers at least ten days prior to the due date for such Tax Return for the Sellers’ review and approval. Upon the filing of Tax Returns in connection with Transfer Taxes, each Party shall provide the other Party, as the case may be, with satisfactory evidence that such Tax Returns have been filed and all Transfer Taxes have been paid.
9.02    Closing of the Books. For purposes of this Agreement, in the case of any Tax period that includes, but does not end on, the Closing Date, the amount of any Taxes based upon the income, sales or receipts of, or consideration, interest or other compensation paid by, the Oxford GP attributable to the portion of the Tax period through and including the Closing Date shall be determined on the basis of an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of Oxford GP (including ad valorem taxes) attributable to the portion of the Tax period through and including the Closing Date shall equal the amount of such Tax for the entire Tax period (excluding extraordinary items attributable to activities or events before or after the Closing Date, as applicable) multiplied by a fraction, the numerator of which is the number of days in the Tax period through the Closing Date, and the denominator of which is the total number of days in the Tax period, and such excluded extraordinary items shall be taken into account in the portion of the Tax period (i.e., before or after the Closing Date) in which such activity occurred. The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Oxford GP for all periods beginning on or before the Closing Date and ending after the Closing Date. The Buyer shall permit the Sellers to review and comment on each such Tax Return described in the preceding sentence at least fifteen (15) business days prior to filing.

9.03    Withholding. Notwithstanding anything herein to the contrary, Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Sellers such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code (as defined herein) and the rules and regulations promulgated thereunder, or any provision of state, local or foreign income Tax law. To the extent that amounts are so withheld and remitted by the Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers in respect of which such deduction and withholding was made by the Buyer.
9.04    Tax Sharing Agreements. All Tax-sharing agreements or similar agreements with respect to or involving Oxford GP (other than agreements the sole parties of which are Oxford GP and the Partnership) shall be terminated as of the Closing Date and, after the Closing Date, Oxford GP shall not be bound thereby or have any liability thereunder.
9.05    Tax Controversy. After the Closing, the Sellers shall cooperate with the Buyer, Oxford GP and their agents, including accounting firms and legal counsel upon reasonable request, in connection with the preparation of any Tax Return or any refund claim or any Tax audits, Tax disputes, Tax notices (including an assertion of a deficiency or a notice of a proposed adjustment), any assertion of a claim for Taxes or other proceedings related to any Taxes (each, a “Tax Controversy”) with respect to the activities or filings of Oxford GP for any period, or the portion of any period, prior to the Closing Date. In addition, each of the Buyer and Oxford GP shall cooperate with the Sellers, in the same manner as set forth above, with respect to any such Tax Controversy. The cooperation of any Person under this Section 9.05 shall include the retention and (upon the other party’s reasonable request) the provision of records and information, including work papers of the Oxford GP and its auditors, but excluding records and information that are protected by recognized professional privilege, related to any period, or the portion of any period, of the Oxford GP ending on or before the Closing Date, which are reasonably relevant to any Tax Returns, claims for refund, or any Tax Controversy. The Sellers, the Buyer and Oxford GP each agree to retain all books and records with respect to Tax matters pertinent to Oxford GP relating to the three year period (or portion thereof) prior to the Closing Date for a period of at least three years and shall provide notice to the other prior to destroying any such books and records (and an opportunity for the other to take possession of such books and records).
9.06    Tax Documents. If, after the Closing Date, Oxford GP, the Buyer or the Sellers receive any document with respect to the Tax matters of Oxford GP that could affect any other Party, the Party receiving such document shall supply a copy of such document to the potentially affected Party within seven (7) calendar days of receipt. For this purpose, such Tax documents shall include requests for information, notices of proposed adjustment, revenue agent’s reports or similar reports and notices of deficiency, including notices of Encumbrances or levies relating to any Tax. Any information provided or obtained under this Section 9.06 shall be kept confidential, except as may otherwise be necessary in connection with the filing of a Tax Return, refund claims, or any Tax Controversy, or as required by applicable Treasury Regulations.
9.07    Tax Claims. After the Closing Date, Oxford GP and the Buyer shall have the right to control, at Oxford GP’s expense, any Tax Controversies relating to Oxford GP that relate to any Taxes as to which no Seller could have any liability. The Buyer shall promptly notify the

Sellers in writing upon receipt by the Buyer or any of its Affiliates of notice of any audits, examinations, adjustments or assessments relating to Taxes that could give rise to a claim for indemnification under Article VIII (each, a “Tax Claim”). The Sellers may contest such Tax Claim in any permissible forum and shall otherwise have the sole right to direct, control and settle any administrative or judicial proceedings relating to such Tax Claim, provided that (a) the Sellers notify the Buyer in writing within twenty (20) days after the Buyer’s notification of the Sellers of such Tax Claim of its intent to exercise its right to direct, control, and settle such Tax Claim and such notification includes an acknowledgment that one or more of the Sellers is obligated to indemnify the Buyer and Oxford GP fully with respect to such Tax Claim, (b) such Tax Claim can be contested independently of any other audit, examination, adjustment or assessment which is not a Tax Claim, (c) the Buyer shall be entitled to make comments to the Sellers regarding the conduct of or positions taken in any such administrative or judicial proceeding and to participate at its sole expense in such administrative or judicial proceedings, (d) the legal counsel selected by the Sellers to defend the Tax Claim is reasonably acceptable to the Buyer, (e) the administrative or judicial proceedings relating to such Tax Claim do not seek an injunction or equitable relief against the Buyer or any of its Affiliates, (f) the Buyer or any of its Affiliates has no reasonable basis for believing that an adverse determination with respect to the Tax Claim would be detrimental to or injure its reputation in the public eye or its future business prospects and (g) the Sellers may not settle any such proceeding without the prior written consent of the Buyer, which shall not be unreasonably withheld, delayed or conditioned. The foregoing shall apply to Tax Claims in lieu of Section 8.03. Except as otherwise provided in this Section 9.07, the Buyer shall have the sole right to control any audit or examination by any Taxing Authority and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to, the income, assets or operations of Oxford GP for all Tax periods; provided, however, that, if the settlement of any matter may affect the obligations of the Sellers to the Buyer, the Buyer may not settle any such proceeding without prior written consent of the Sellers, which consent shall not be unreasonably withheld, delayed or conditioned.
9.08    Transaction as Sale of Assets for Income Tax Purposes. Each Party agrees for federal, and applicable state and local, income Tax purposes to treat the Buyer’s purchase of all of the interests in Oxford GP in a manner consistent with the holding in Situation 2 of Revenue Ruling 99‑6, 1994‑1 C.B. 432.  Specifically, such acquisition will be treated (a) by each Seller as if such Seller had sold its interests in Oxford GP to the Buyer in exchange for the consideration such Seller is treated as receiving for federal income Tax purposes pursuant to this Agreement and (b) by the Buyer as if it had purchased from each Seller such Seller’s share of assets in Oxford GP in exchange for the consideration such Seller is treated as receiving for federal income Tax purposes pursuant to this Agreement. The Sellers and the Buyer, upon the other’s request, shall provide the other with all information that either of them may require for the Buyer to report the purchase of all interests in Oxford GP in the manner described in this Section 9.08.
ARTICLE X
TERMINATION
10.01    Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a)    by the mutual written consent of the Sponsor Sellers and the Buyer;
(b)    by any of the Sponsor Sellers or the Buyer if there shall be in effect a final nonappealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any Seller, on the one hand, or the Buyer, on the other hand, if such order was primarily due to the failure of any of the Sellers, on the one hand, or the Buyer, on the other hand, to perform any of its obligations under this Agreement;
(c)    by the Buyer if any Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of any Seller shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) or 7.02(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within 30 days following receipt by the Sellers of notice of such breach from the Buyer;
(d)    by any of the Sponsor Sellers if the Buyer shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Buyer shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) or 7.03(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within 30 days following receipt by the Buyer of notice of such breach from the Sellers;
(e)    by any of the Entity Sellers or the Buyer if the Contribution Agreement is terminated in accordance with its terms; or
(f)    by any of the Entity Sellers or the Buyer in the event that the Closing does not occur on or before March 15, 2015; provided, however, that such failure of the Closing to occur is not due to the failure of such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such Party prior to the Closing.
10.02    Procedure Upon Termination. In the event of termination of this Agreement by the Buyer or any of the Sellers, or both, pursuant to Section 10.01, written notice thereof shall forthwith be given to the other Party, and this Agreement shall terminate, and the purchase of the Subject Interests hereunder shall be abandoned, without further action by the Buyer or the Sellers.
10.03    Effect of Termination. In the event that this Agreement is terminated as provided in Section 10.01, then each Party shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to the Buyer or the Sellers; provided, however, that the agreements and obligations of each Party set forth in Section 6.06, Section 8.09(b), this Section 10.03, Article XI and Article XII shall survive any such termination and shall be enforceable hereunder; and provided, further, that nothing in this Section 10.03 shall relieve the Buyer or any Seller of any Liability for an intentional material breach of this Agreement by such Party. Upon termination of this Agreement, no Financing Source shall have any further liability or obligation relating to or arising out of this Agreement (including any breach of this Agreement by the Buyer), the Commitment Letter, the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable law arising out of such breach, termination or failure.
ARTICLE XI
GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
11.01    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement and all questions relating to the interpretation or enforcement of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive laws of any jurisdiction other than the State of Delaware. Each Party hereby agrees that service of summons, complaint or other process in connection with any Proceedings contemplated hereby may be made in accordance with Section 12.03 addressed to such Party at the address specified pursuant to Section 12.03. Each of the Parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware, or in the event, but only in the event, that such court does not have jurisdiction over such action or proceeding, to the exclusive jurisdiction of the Delaware Court of Chancery (or, in the event that such court does not have jurisdiction over such action or Proceeding, to the exclusive jurisdiction of the Delaware Superior Court) (collectively, the “Courts”), for the purposes of any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Proceeding relating hereto except in such Courts). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent in accordance with Section 12.03 to such Party’s respective address set forth in Section 12.03 will be effective service of process for any Proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby in the Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such Court that any such Proceeding brought in any such Court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Proceeding properly brought in accordance with the terms of this Agreement shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided at law or in equity. EACH PARTY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, THE COMMITMENT LETTER AND ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH. Notwithstanding anything in this Agreement to the contrary, each of the Parties agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement (including, but not limited to, any such action, cause of action or claim against the Financing Sources arising out of or relating in any way to the Commitment Letter or the agreements related thereto or the performance thereof) in any forum other than the Supreme Court of the State of New York, County of New York, or if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).
ARTICLE XI
MISCELLANEOUS
12.01    Amendments and Modifications. This Agreement may be amended, modified or supplemented only by written agreement of each Party. Notwithstanding anything to the contrary in this Section 12.01, no amendment of any provision of this Agreement that is, in the reasonable judgment of the Financing Sources, adverse to the Financing Sources, shall be valid without the prior written consent of the Financing Sources.
12.02    Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any Party to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
12.03    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by a nationally recognized overnight courier, postage prepaid, to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):
If to the Buyer, to:
Westmoreland Coal Company
9540 South Maroon Circle, Suite 200
Englewood, CO 80112
Attention: President

with a copy to:

Westmoreland Coal Company
9540 South Maroon Circle, Suite 200
Englewood, CO 80112
Attention: General Counsel

and

Holland & Hart LLP
6380 S. Fiddlers Green Cir., Suite 500
Greenwood Village, CO 80111
Attention: Amy L. Bowler

If to any Sponsor Seller, to:

American Infrastructure MLP Funds
950 Tower Lane, Suite 800
Foster City, CA 94404
Attention: Brian D. Barlow

and

C&T Coal, Inc.
8400 Dunsinane Drive
Dublin, OH 43017
Attention: Charles C. Ungurean

with a copy to:

Vinson & Elkins LLP
2001 Ross Avenue
Suite 3700
Dallas, TX 75201-2975
Attention: Alan J. Bogdanow

If to any Individual Seller, to:

Daniel M. Maher
8137 Linden Leaf Circle
Columbus, OH 43235

and

Jeffrey M. Gutman
701 Cedar Lake Boulevard
Oklahoma City, OK 73114

If to any Warrantholder, to:

Obsidian Agency Services, Inc.
2951 28th Street, Suite 1000
Santa Monica, CA 90405
Attention: Adam L. Gubner

with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention: Marc B. Friess

12.04    Assignment. This Agreement shall be binding upon and inure to the benefit of each Party and its successors and permitted assigns. The Sellers may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Buyer. The Buyer may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Sellers. Notwithstanding the above restrictions on assignment, (a) each Party may freely assign this Agreement or any of its rights or obligations hereunder, in whole or from time to time in part, without such consent, to any Affiliate of such Party that remains an Affiliate at all times following such assignment or in the case of the Sellers, any control person, partner, equityholder, member, stockholder or co-investor of any Seller or its Affiliates, and (b) the Buyer may freely assign this Agreement or any of its rights or obligations hereunder, in whole or from time to time in part, to (i) any Person that acquires the Subject Interests (other than pursuant to a registration statement under the Securities Act or a sale to the general public in reliance on an exception therefrom) or (ii) one or more lenders to the Buyer or its Affiliates (or any agent or trustee for such lenders (and any other relevant secured parties); provided, however, that no such assignment will in any way affect the assigning Party’s obligations or liabilities under this Agreement.
12.05    Expenses. Each Party shall pay its own costs and expenses (including legal, accounting, financial advisory and consulting fees and expenses) incurred by such Party in connection with the negotiation and consummation of the transactions contemplated by this Agreement and the other Transaction Documents.
12.06    Acknowledgment Regarding Specific Performance. For the avoidance of doubt, in no event shall the Sellers be entitled to enforce or seek to enforce specifically the obligations of the Financing Sources under the Commitment Letter or the documents related thereto. The provisions of this Section 12.06 shall be enforceable by each of the Financing Sources, and each of their respective successors and permitted assigns.
12.07    Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), together with each of the other Transaction Documents, constitute the entire understanding and agreement among each Party with respect to the subject matter hereof and supersede any and all prior or contemporaneous discussions, agreements and understandings, whether written or oral.
12.08    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law, but if any provision or portion of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Law in any jurisdiction by any applicable Governmental Authority, (a) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, (b) such provision shall be invalid, illegal or unenforceable only to the extent strictly required by such Governmental Authority, (c) to the extent any such provision is deemed to be invalid, illegal or unenforceable, each of the Sellers and the Buyer agrees that it shall use its commercially reasonable efforts to cause such Governmental Authority to modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible and (d) to the extent that the Governmental Authority does not modify such provision, the Sellers and the Buyer agree that they shall endeavor in good faith to exercise or modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible.
12.09    Disclosure Schedules. The inclusion of any information (including dollar amounts) in any section of any schedule required by this Agreement (the “Disclosure Schedules”) shall not be deemed to be an admission or acknowledgment by the disclosing party or any other Party that such information is required to be listed on such section of the relevant Disclosure Schedule or is material to or outside the Ordinary Course of Business of the applicable Person to which such disclosure relates. Each disclosure item set forth in the Disclosure Schedules shall relate only to the specific section of this Agreement that corresponds to the number of such Disclosure Schedule and to any other section of this Agreement to which it is reasonably apparent, without additional information, on the face of such disclosure that such disclosure relates. The information contained in this Agreement, the Exhibits hereto and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any Third Party of any matter whatsoever (including any violation of a legal requirement or breach of contract).
12.10    Third Party Beneficiaries. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each Party and its respective successors and permitted assigns. Except as provided in Article VIII, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Person other than a Party, including any creditor of any Party or any of its Affiliates, except that (a) Section 6.09 shall inure to the benefit of the Persons referred to therein and (b) this Agreement shall inure to the benefit of the Non-Recourse Persons as necessary to enforce their rights in accordance with Section 8.09(b). Except for the Non-Recourse Persons as provided in the immediately preceding sentence, no Person other than a Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any Liability (or otherwise) against any other Party. Notwithstanding anything to the contrary in this Section 12.10, each Party agrees that the Financing Sources are intended third party beneficiaries under Sections 8.09(e), 10.03, 11.01, 12.01 and 12.06, and the Financing Sources and each of their successors and assigns may enforce such provisions.
12.11    Facsimiles; Electronic Transmission; Counterparts. This Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email) by any Party and such execution shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original, and all of which together shall constitute one and the same document.
12.12    Time of Essence. Time is of the essence in the performance of this Agreement.
12.13    [Intentionally Omitted.]
12.14    Contribution Agreement. The Buyer agrees that, except as set expressly forth in this Agreement, the Sellers are not (a) making any representations or warranties or agreeing to any covenants with respect to the Contribution Agreement or the entities to be acquired thereunder, including the assets, liabilities, contracts or other matters relating thereto, or

(b) required to update the Disclosure Schedules to include the assets or equity purchased as part of the Contribution Agreement, including the assets, liabilities, contracts or other matters relating thereto.
12.15    Right to Rely. Following the Closing, any rights to indemnification, payment, reimbursement or other remedy based on representations, warranties, covenants or agreements in this Agreement or in any certificate delivered pursuant hereto shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) before the Closing. The waiver of any condition based on the accuracy of any representation or warranty, or in the performance of or compliance with, any such covenant or agreement, shall not affect the right to indemnification, payment, reimbursement, or any other remedy based on such representations, warranties, covenants or agreements.
* * * * *

IN WITNESS WHEREOF, each Party executes and delivers this Agreement effective as of the date first above written.
THE BUYER:

WESTMORELAND COAL COMPANY

By: /s/ Keith E. Alessi
Name: Keith Alessi
Title: Chief Executive Officer

[Signature Page to Purchase Agreement]

]
THE SPONSOR SELLERS:

AIM OXFORD HOLDINGS, LLC

By: AIM COAL, LLC, its Manager

By: /s/ Matthew P. Carbone
Name: Matthew P. Carbone
Title: Member

C&T COAL, INC.

By: /s/ Charles C. Ungurean
Name: Charles C. Ungurean
Title: President

THE INDIVIDUAL SELLERS:

JEFFREY M. GUTMAN

/s/ Jeffrey M. Gutman
Jeffrey M. Gutman

DANIEL M. MAHER

/s/ Daniel M. Maher
Daniel M. Maher

[Signature Page to Purchase Agreement]

WARRANTHOLDERS AS SELLERS:

TENNENBAUM OPPORTUNITIES PARTNERS V, LP

By: Tennenbaum Capital Partners, LLC, its Investment Manager

By: /s/ David Hollander
Name: David Hollander
Title: Managing Partner

OXFORD RESOURCE HOLDINGS, LLC

By: TENNENBAUM OPPORTUNITIES PARTNERS V, LP, its Member

By: Tennenbaum Capital Partners, LLC, its Investment Manager

By: /s/ David Hollander
Name: David Hollander
Title: Managing Partner

[Signature Page to Purchase Agreement]

OXFORD RESOURCE HOLDINGS II, LLC

By: TENNENBAUM OPPORTUNITIES FUND VI, LLC, its Member

By: Tennenbaum Capital Partners, LLC, its Investment Manager

By: /s/ David Hollander
Name: David Hollander
Title: Managing Partner

A544 ACQUISITION LLC

By: PIMCO Distressed Credit Fund, L.P., its Managing Manager

By: PIMCO GP VII, its general partner

By: Pacific Investment Management Company LLC, its managing member

By: /s/ Adam L. Gubner
Name: Adam L. Gubner
Title: Senior Vice President

[Signature Page to Purchase Agreement]

A544 ACQUISITION-B LLC

By: PIMCO Distressed Credit Fund B, L.P., its managing member

By: PIMCO GP VII, its general partner

By: Pacific Investment Management Company LLC, its managing member

By: /s/ Adam L. Gubner
Name: Adam L. Gubner
Title: Senior Vice President

[Signature Page to Purchase Agreement]

EXHIBIT A
Section 1.01 Definitions. As used in this Agreement, and unless the context otherwise requires, the following terms have the meanings specified or referred to in this Section 1.01:
“Acceptable Terms” means (i) for purposes of Section 7.02(d), refinancing (or amendment) of indebtedness of the Partnership existing on the date of this Agreement on substantially the terms set forth in the Commitment Letter or on other terms which in the aggregate are not materially less favorable than the Commitment Letter and (ii) for purposes of Section 7.02(e), refinancing (or amendment) of indebtedness of the Buyer existing on the date of this Agreement on terms which the Buyer determines in good faith are acceptable to the Buyer.
“Additional Purchase Price” shall have the meaning specified in Section 2.01(a).
“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including but not limited to voting securities, by contract or agency or otherwise.
“Agreement” shall have the meaning specified in the preamble.
“AIM” shall have the meaning specified in the preamble.
“Audited Partnership Financial Statements” shall have the meaning specified in Section 4.05(a).
“Balance Sheet” shall have the meaning specified in Section 4.05(a).
“Balance Sheet Date” shall have the meaning specified in Section 4.05(a).
“Benefit Plan” shall have the meaning specified in Section 4.14(a).
“Buyer” shall have the meaning specified in the preamble.
“Buyer Confidential Information” means any and all data, information, ideas, concepts and knowledge of the Buyer, including reports, documents, correspondence, maps, interpretations, records, logs and technical, business or land data or information, whether geological, geophysical, economic, financial, land, business or management in nature, and whether electronic, written or oral; provided, however, that, notwithstanding the foregoing, the following will not constitute Buyer Confidential Information: (i) information which is or becomes generally available to the public other than as a result of an unauthorized disclosure by a Seller or any of its Affiliates or Representatives; (ii) information which was already known to a Seller prior to such information being furnished to such Seller; (iii) information which becomes available to a Seller from a source that, to the Knowledge of such Seller, was not subject to any prohibition against transmitting the information to a Seller and was not bound by a confidentiality agreement to the Buyer, including information which is acquired independently from a Third Party that has the right to disseminate such information at the time it is acquired by a Seller; and (iv) information developed by a Seller independently of Buyer Confidential Information provided to such Seller by or on behalf of the Buyer.
“Buyer Indemnified Parties” shall have the meaning specified in Section 8.02(a).
“Buyer Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that, individually or in the aggregate with one or more other events, changes, facts, developments, circumstances, conditions or occurrences, would or would be reasonably likely to materially impair the ability of the Buyer or any of its Affiliates to perform any of its obligations or to consummate any of the transactions under the Transaction Documents or otherwise materially threaten or materially impede the Buyer’s or any of its Affiliates’ consummation or performance of the transactions or obligations under the Transaction Documents.
“C&T Coal” shall have the meaning specified in the preamble.
“Claim” shall have the meaning specified in Section 8.03(a).
“Claim Deductible” shall have the meaning specified in Section 8.04(a).
“Claim Notice” shall have the meaning specified in Section 8.03(a).
“Class A Oxford GP Units” shall have the meaning specified in the recitals.
“Class B Oxford GP Units” shall have the meaning specified in the recitals.
“Closing” shall have the meaning specified in Section 2.03.
“Closing Date” shall have the meaning specified in Section 2.03.
“Closing Purchase Price” shall have the meaning specified in Section 2.01(a).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commission” means the United States Securities and Exchange Commission.
“Commitment Letter” means that certain commitment letter and related term sheet of Tennenbaum Opportunities Partners VI, LLC, Tennenbaum Opportunities Partners V, LP, Pacific Investment Management Company LLC, acting as investment manager on behalf of the funds and/or managed accounts named therein, Medley Capital Corporation and certain of its affiliates, and BlackRock Kelso Capital and certain of its affiliates, dated as of October 16, 2014, pursuant to which such Persons have agreed, subject to the terms and conditions set forth therein, to refinance the existing indebtedness of the Partnership.
“Common Unit Dividend” shall have the meaning specified in the recitals.

“Common Unit Warrants” shall have the meaning specified in Section 4.03(a).
“Common Units” means Common Units as defined in the Partnership Agreement.
“Company Material Adverse Effect” means any event, change, fact, development, circumstance, condition, matter or occurrence that, individually or in the aggregate with one or more other events, changes, facts, developments, circumstances, conditions, matters or occurrences, is or would be reasonably likely to be materially adverse to, or has had or would be reasonably likely to have a material adverse effect on or change in, on or to, the business, condition (financial or otherwise) or operations of Oxford GP and its Subsidiaries, taken as a whole (including their respective assets, properties or businesses, taken as a whole); provided, however, that, none of the following events, changes, facts, developments, circumstances, conditions, matters or occurrences (either alone or in combination) shall be taken into account for purposes of determining whether or not a Company Material Adverse Effect has occurred: (i) the announcement (in accordance with the terms of this Agreement) of this Agreement and the transactions contemplated hereby, including any disruption of customer or supplier relationships or loss of any employees or independent contractors of Oxford GP and the Partnership; (ii) changes in the coal mining industry generally (including changes in Law affecting generally the industry); (iii) changes in GAAP or interpretations thereof; (iv) the economy or securities markets of the United States generally; (v) the announcement, performance or consummation of the Equity Issuance or any of the other transactions contemplated by the Contribution Agreement; (vi) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (vii) any hurricane, tornado, flood, earthquake or other natural disaster; and (viii) the disclosure of the fact that the Buyer is the prospective acquirer of the Subject Interests or of equity securities of the Partnership; except, in the case of clauses (ii), (iii), (iv), (vi) and (vii), to the extent disproportionately affecting the Buyer as compared with other Persons in the coal mining industry and then only such disproportionate impact shall be considered.
“Competing Transaction” shall have the meaning specified in Section 6.07.
“Confidential Information” means the Buyer Confidential Information and the Seller Confidential Information.
“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, evidence of indebtedness, security agreement, lease, easement, right of way agreement, sublease, license, commitment, subcontract, or other arrangement, understanding, undertaking, commitment, or obligation, whether written or oral.
“Contributing Party” shall have the meaning specified in the recitals
“Contribution Agreement” shall have the meaning specified in the recitals.
“Contribution Partnership Agreement Amendment” means the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership to be entered into in connection with the closing of the transactions contemplated by this Agreement and the Contribution Agreement, in substantially the form attached as an exhibit to the Contribution Agreement.

“Courts” shall have the meaning specified in Section 11.01.
“Covered Directors/Officers” shall have the meaning specified in Section 6.09(b).
“Current Oxford GP LLC Agreement” shall have the meaning set forth in Section 4.03(h).
“Current Partnership Agreement” shall have the meaning set forth in the definition of “Partnership Agreement.”
“Director Bonus Units” means the grant and issuance to each of the Partnership’s three independent directors, on the earlier of the Closing Date or December 31, 2014, of Common Units equal in value to $12,500 (for an aggregate value of $37,500 for such three independent directors) as of the close of the New York Stock Exchange on the date of grant and issuance.
“Disclosure Schedules” shall have the meaning specified in Section 12.09.
“DLLCA” means the Delaware Limited Liability Company Act.
“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.
“Encumbrances” means any mortgage, deed of trust, encumbrance, charge, claim, equitable or other interest, easement, right of way, building or use restriction, lien, option, pledge, security interest, purchase rights, preemptive right, right of first refusal or similar right or adverse claim or restriction of any kind.
“Entity Sellers” means the Sponsor Sellers and the Warrantholders.
“EPA Matter” means the matter being resolved by a plea agreement pursuant to which a Subsidiary of the Partnership will plead guilty to a single misdemeanor charge of negligently violating a condition or limitation of a NPDES permit and pay fines and community service amounts aggregating $650,000.
“Equity Issuance” means the issuance of Common Units by the Partnership to the Buyer pursuant to the Contribution Agreement.
“ERISA Affiliate” means, with respect to Oxford GP, any other Person which, together with Oxford GP, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“Financing Sources” shall mean (i) the lenders party to the Commitment Letter and each of their respective successors and assigns solely in their capacity as lenders and (ii) the Buyer’s lenders or investment banks in connection with a refinancing on Acceptable Terms for purposes of Section 7.02(e).

“Fundamental Representations” shall have the meaning specified in Section 8.01.
“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.
“Governmental Authority” means any (i) federal, state, local, or municipal government, or any subsidiary body thereof or (ii) governmental or quasi-governmental authority of any nature, including (a) any governmental agency, branch, department, official, or entity, (b) any court, judicial authority, or other tribunal, and (c) any arbitration body or tribunal.
“GP Financial Statements” shall have the meaning specified in Section 6.04(c).
“GP Interest” shall have the meaning specified in Section 4.03(a).
“Gutman” shall have the meaning specified in the preamble.
“Incentive Distribution Rights” has the meaning specified in the Partnership Agreement.
“Indemnified Party” means any of the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable.
“Indemnifying Party” shall have the meaning specified in Section 8.03(a).
“Individual Sellers” shall have the meaning specified in the preamble.
“Investor Rights Agreements” means (i) the Investors’ Rights Agreement, dated August 24, 2007, by and among the Partnership, Oxford GP, AIM, C&T Coal, Charles C. Ungurean and Thomas T. Ungurean, as amended on June 24, 2013, and (ii) the Investors’ Rights Agreement, dated as of June 24, 2013, by and among the Partnership, Oxford GP, AIM, and the lenders party to the Financing Agreement, dated as of June 24, 2013, by and among Oxford Mining Company, LLC, as borrower, Oxford Resource Partners, LP, as a guarantor, the other guarantors party thereto, such lenders, and Obsidian Agency Services, Inc., as collateral agent and administrative agent for such lenders.
“Knowledge” means (i) in the case of a Non-Sponsor Seller, the actual knowledge of the individual(s) listed under the name of such Non-Sponsor Seller under “Knowledge of the Sellers” on Schedule 1.01, (ii) in the case of a Sponsor Seller, the actual knowledge after reasonable inquiry of the individual(s) listed under the name of such Sponsor Seller under “Knowledge of the Sellers” on Schedule 1.01, and (iii)  in the case of the Buyer, the actual knowledge after reasonable inquiry of the individuals listed under “Knowledge of the Buyer” on Schedule 1.01.
“Law” means any applicable domestic or foreign federal, state, local, municipal, or other administrative order, constitution, law, Order, policy, ordinance, rule, code, principle of common law, case, decision, regulation, statute, tariff or treaty, or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.

“Liability” means, collectively, any indebtedness, commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility or other liability, in each case, whether fixed or unfixed, asserted or unasserted, due or to become due, accrued or unaccrued, absolute, contingent or otherwise.
“LTIP” means the Amended and Restated Long-Term Incentive Plan of the Partnership effective June 18, 2010, as amended by the First Amendment to Oxford Resource Partners, LP Amended and Restated Long-Term Incentive Plan made and executed by the Partnership as of December 31, 2013.
“LTIP Grants” means the outstanding grants of Phantom Units under the LTIP which will fully vest upon consummation of the transactions provided for in this Agreement and may result in Common Units being issued to the holders of such grants.
“Loss” shall have the meaning specified in Section 8.02(a).
“Maher” shall have the meaning specified in the preamble.
“Material Contract” means:
(a)    each Contract of Oxford GP involving aggregate consideration in excess of $500,000 or a term greater than one year from the date of this Agreement, and which, in each case, cannot be cancelled by Oxford GP without penalty or without more than 90 days’ notice;
(b)    all Contracts that require Oxford GP to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;
(c)    all Contracts that provide for the indemnification by Oxford GP of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(d)    all Contracts to which Oxford GP is a party that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);
(e)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which Oxford GP is a party;
(f)    all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which Oxford GP is a party and which are not cancellable without material penalty or without more than 90 days’ notice;
(g)    except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of Oxford GP;
(h)    all Contracts with any Governmental Authority to which Oxford GP is a party;

(i)    all Contracts that limit or purport to limit the ability of Oxford GP to compete in any line of business or with any Person or in any geographic area or during any period of time;
(j)    any Contracts to which Oxford GP is a party that provide for any joint venture, partnership or similar arrangement by Oxford GP;
(k)    all Contracts between or among Oxford GP on the one hand and any Seller or any Affiliate of any Seller (other than Oxford GP) on the other hand; and
(l)    all collective bargaining agreements or Contracts with any Union to which Oxford GP is a party.
“MLP Transactions” shall have the meaning specified in the recitals.
“Multiemployer Plan” shall have the meaning specified in Section 4.14(c).
“Non-Recourse Persons” shall have the meaning specified in Section 8.09(b).
“Non-Sponsor Sellers” shall have the meaning specified in the preamble.
“NYSE Compliance Reverse Unit Split” means a reverse unit split of all of the outstanding units of the Partnership to achieve compliance with the rules of the New York Stock Exchange relating to the price of the common units of the Partnership, which reverse unit split shall be approved by the Buyer (which approval shall not be unreasonably delayed or withheld) and shall be a 2-to-1 reverse unit split or such other reverse unit split as is approved by the Buyer.
“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, writ, decree or verdict entered, issued, made or rendered by any Governmental Authority.
“Ordinary Course of Business” shall mean the ordinary course of business of the respective Person, consistent with its past practices.
“Organizational Document” means (i) with respect to a corporation, the articles or certificate of incorporation and bylaws or regulations thereof together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended, (ii) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement or regulations thereof, or any comparable governing instruments, each as amended, (iii) with respect to a partnership, the certificate of formation and the partnership agreement of the partnership and, if applicable, the Organizational Documents of such partnership’s general partner, or any comparable governing instruments, each as amended and (iv) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person.
“Oxford GP” shall have the meaning specified in the recitals.
“Oxford GP LLC Agreement” means the limited liability company agreement of Oxford GP.

“Oxford GP Transaction Service Providers” means attorneys, consultants and other Persons retained by Oxford GP or its owners to represent them in connection with the transactions contemplated herein and described under “Oxford GP Transaction Service Providers” on Schedule 2.01.
“Oxford GP Unit Distributions” shall have the meaning specified in Section 2.02.
“Oxford GP Unit Warrants” shall have the meaning specified in the recitals.
“Oxford GP Units” means Units as defined in the Oxford GP LLC Agreement.
“Oxford Holdings I” shall have the meaning specified in Section 2.04(a).
“Oxford Holdings II” shall have the meaning specified in Section 2.04(a).
“Partnership” shall have the meaning specified in the recitals.
“Partnership Agreement” means that certain Third Amended and Restated Agreement of Limited Partnership of Oxford Resource Partners, L.P. dated as of July 19, 2010, as amended by the Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of Oxford Resource Partners, LP dated as of June 24, 2013 (the “Current Partnership Agreement”), as further amended by the Contribution Partnership Agreement Amendment, dated as of the Closing Date.
“Partnership Financial Statements” shall have the meaning specified in Section 4.05(a).
“Partnership Material Adverse Effect” means any event, change, fact, development, circumstance, condition, matter or occurrence that, individually or in the aggregate with one or more other events, changes, facts, developments, circumstances, conditions, matters or occurrences, is or would be reasonably likely to be materially adverse to, or has had or would be reasonably likely to have a material adverse effect on or change in, on or to, the business, condition (financial or otherwise) or operations of the Partnership and its Subsidiaries, taken as a whole (including their respective assets, properties or businesses, taken as a whole); provided, however, that none of the following events, changes, facts, developments, circumstances, conditions, matters or occurrences (either alone or in combination) shall be taken into account for purposes of determining whether or not a Partnership Material Adverse Effect has occurred: (i) the announcement (in accordance with the terms of this Agreement) of this Agreement and the transactions contemplated hereby, including any disruption of customer or supplier relationships or loss of any employees or independent contractors of Oxford GP and the Partnership; (ii) changes in the coal mining industry generally (including changes in Law affecting generally the industry); (iii) changes in GAAP or interpretations thereof; (iv) the economy or securities markets of the United States generally; (v) the announcement, performance or consummation of the Equity Issuance or any of the other transactions contemplated by the Contribution Agreement; (vi) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (vii) any hurricane, tornado, flood, earthquake or other natural disaster; and (viii) the disclosure of the fact that the

Buyer is the prospective acquirer of the Subject Interests or of equity securities of the Partnership; except, in the case of clauses (ii), (iii), (iv), (vi) and (vii), to the extent disproportionately affecting the Buyer as compared with other Persons in the coal mining industry and then only such disproportionate impact shall be considered.
“Partnership SEC Documents” means all registration statements, annual and quarterly reports, current reports, definitive proxy statements, and other forms, reports, schedules, statements and documents, as amended, filed or furnished by the Partnership with the Commission.
“Party” means, as applicable, the Buyer on the one hand and any or all of the Sellers on the other hand.
“Person” means any individual, partnership, limited partnership, limited liability company, corporation, joint venture, trust, cooperative, association, foreign trust, unincorporated organization, foreign business organization or Governmental Authority or any department or agency thereof, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.
“Proceedings” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.
“Purchase Price” shall have the meaning specified in Section 2.01(a).
“Qualified Benefit Plan” shall have the meaning specified in Section 4.14(c).
“Qualifying Acquisition” means any Qualifying Coal Acquisition or any Qualifying Control Acquisition, each as described on Schedule 4.07.
“Qualifying Coal Acquisition” means any acquisition by Oxford GP, the Partnership or any of the Partnership’s Subsidiaries as set forth under “Qualifying Coal Acquisition” on Schedule 4.07 and subject to the approval of Westmoreland Coal Company (which approval shall not be unreasonably withheld, conditioned or delayed).
“Qualifying Control Acquisition” means any acquisition by the Partnership or any of its Subsidiaries as set forth under “Qualifying Control Acquisition” on Schedule 4.07.
“Remedies Exception” means the extent to which enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
“Representations, Warranties and Indemnifications Requirements” shall have the meaning specified in Section 2.04.

“Representatives” means all directors, officers, managers, trustees, employees, consultants, advisors (including attorneys), lenders or other financing providers and their attorneys, or other representatives of a Person.
“Requesting Blockers” shall have the meaning specified in Section 2.04.
“Section 6.09 Parties” shall have the meaning specified in Section 6.09(a).
“Section 6.09 Period” shall have the meaning specified in Section 6.09(a).
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“Seller” and “Sellers” shall have the meanings specified in the preamble.
“Seller Confidential Information” means any and all data, information, ideas, concepts and knowledge of Sellers, including reports, documents, correspondence, maps, interpretations, records, logs and technical, business or land data or information, whether geological, geophysical, economic, financial, land, business or management in nature, and whether electronic, written or oral; provided, however, that, notwithstanding the foregoing, the following will not constitute Seller Confidential Information: (i) information which is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Buyer or any of its Affiliates or Representatives; (ii) information which was already known to the Buyer prior to such information being furnished to the Buyer; (iii) information which becomes available to the Buyer from a source other than a Seller if, to the Knowledge of the Buyer, such source was not subject to any prohibition against transmitting the information to the Buyer and was not bound by a confidentiality agreement to a Seller, including information which is acquired independently from a Third Party that has the right to disseminate such information at the time it is acquired by the Buyer; and (iv) information developed by the Buyer independently of Seller Confidential Information provided to the Buyer by or on behalf of any Seller.
“Seller Indemnified Parties” shall have the meaning specified in Section 8.02(b).
“Seller Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that, individually or in the aggregate with one or more other events, changes, facts, developments, circumstances, conditions or occurrences, would or would be reasonably likely to materially impair the ability of any Seller or its Affiliates to perform any of its obligations or to consummate any of the transactions under the Transaction Documents or otherwise materially threaten or materially impede the Sellers’ or their Affiliates’ consummation or performance of the transactions or obligations under the Transaction Documents.
“Seller Oxford GP Units” shall have the meaning specified in the recitals.
“Seller Subordinated Units” shall have the meaning specified in the recitals.

“Services Agreement” means the Administrative and Operational Services Agreement dated August 24, 2007 by and among the Partnership, Oxford Mining Company, LLC and Oxford GP.
“Sponsor Sellers” shall have the meaning specified in the preamble.
“Subject Interests” shall have the meaning specified in the recitals.
“Subordinated Unit Distributions” shall have the meaning specified in Section 2.02.
“Subordinated Unit Warrants” shall have the meaning specified in the recitals.
“Subordinated Units” means Subordinated Units as defined in the Partnership Agreement.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity, whether incorporated or unincorporated, of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (ii) a general partner interest is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof or (iii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses.
“Survival Period” shall have the meaning specified in Section 8.01.
“Tax” means (i) all taxes, charges, fees, levies, or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, or other tax of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts, imposed by any Tax Authority and (ii) any Liability for the payment of any amounts of any of the foregoing as a result of being a member of an affiliated, consolidated, combined, or unitary group or being a party to any agreement or arrangement whereby Liability for payment of such amounts was determined or taken into account with reference to the Liability of any other Person.
“Tax Authority” means a Governmental Authority or political subdivision thereof responsible for the imposition, administration, assessment, or collection of any Tax (domestic or foreign) and the agency (if any) charged with the collection or administration of such Tax for such entity or subdivision.

“Tax Claim” shall have the meaning specified in Section 9.07.
“Tax Controversy” shall have the meaning specified in Section 9.05.
“Tax Returns” means any return, declaration, report, claim for refund, estimate, information, rendition, statement or other document pertaining to any Taxes required to be filed with a Governmental Authority, and including any attachments or supplements or amendments thereto.
“Tennenbaum Blocker Owners” shall have the meaning specified in Section 2.04.
“Tennenbaum Blockers” shall have the meaning specified in Section 2.04.
“Third Party” means any Person other than a Party or an Affiliate of a Party.
“Third Party Claim” shall have the meaning specified in Section 8.03(b).
“Transaction Documents” means, collectively, this Agreement, the Contribution Agreement, and any and all other agreements or instruments provided for in this Agreement to be executed and delivered by any Party in connection with the transactions contemplated hereby.
“Transfer” shall have the meaning specified in Section 6.08(c).
“Transfer Taxes” shall have the meaning specified in Section 9.01.
“Tribunal” shall have the meaning specified in Section 6.06(c).
“Unaudited Partnership Financial Statements” shall have the meaning specified in Section 4.05(a).
“Union” shall have the meaning specified in Section 4.15(b).
“Warrantholders” means the holders of the Warrants.
“Warrants” means the Oxford GP Unit Warrants and the Subordinated Unit Warrants, collectively.
Section 1.02 Rules of Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:
(a)    the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;
(b)    examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c)    the word “including” and its derivatives mean “including without limitation” and are terms of illustration and not of limitation;
(d)    all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms shall have corresponding meanings;
(e)    the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”;
(f)    a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;
(g)    all references to prices, values or monetary amounts refer to United States dollars;
(h)    wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;
(i)    the Transaction Documents have been jointly prepared by the parties thereto, and no Transaction Document shall be construed against any Person as the principal draftsperson hereof or thereof, and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;
(j)    the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;
(k)    any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise expressly stated herein;
(l)    the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement;
(m)    unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made, in accordance with GAAP, applied on a consistent basis;
(n)    all references to days shall mean calendar days unless otherwise provided;
(o)    all references to time shall mean Denver, Colorado time;
(p)    references to any Person shall include such Person’s successors and permitted assigns;
(q)    any references to a Person that will be party to a Transaction Document includes any Person that is contemplated hereunder to be party to a Transaction Document; and

(r)    all references in any representation in Article III, Article IV and Article V to any Law or Contract shall mean such Law or Contract as in effect on the date such representation was made.